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Exhibit 10.63

Closing Document E

PARTNERSHIP AGREEMENT
OF
TRT DDR VENTURE I GENERAL PARTNERSHIP

A Delaware General Partnership

Dated as of May 11, 2007

PARTNERSHIP AGREEMENT
OF
TRT DDR VENTURE I GENERAL PARTNERSHIP

        THIS PARTNERSHIP AGREEMENT (this "Agreement") of TRT DDR VENTURE I GENERAL PARTNERSHIP (the "Partnership") is made as of the 11th day of May, 2007, by and between DDR TRT GP LLC, a Delaware limited liability company ("DDR"), and TRT-DDR Joint Venture I Owner LLC, a Delaware limited liability company ("TRT").

RECITALS

        WHEREAS, DDR and TRT confirm the formation of the Partnership pursuant to the provisions of the Delaware Revised Uniform Partnership Act, Delaware Code, Title 6 Section 15-101 et seq., as amended from time to time (the "Act"), as evidenced by the filing of the Statement of Partnership Existence in the office of the Secretary of State of the State of Delaware on April 4, 2007 (the "Partnership Statement of Existence"); and

        WHEREAS, DDR and TRT desire to enter into this Agreement in order to set forth the respective rights and obligations of the Partners, effective as of the date hereof and on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

        1.1   Accountants means PriceWaterhouseCoopers or such other accounting firm as is approved by the Executive Committee.

        1.2   Act shall have the meaning set forth in the Recitals hereto.

        1.3   Additional Capital Contribution shall mean additional Capital Contributions called pursuant to Section 5.3 or Section 5.4.

        1.4   Adjusted Capital Account Balance shall have the meaning set forth in Exhibit E hereto.

        1.5   Affiliate means, with respect to a specified Person, (i) a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, (ii) any Person that is an officer, director, partner, manager or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner, manager or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person has a substantial beneficial interest and (iv) the spouse, issue or parent of the specified Person.

        1.6   Agreement means this Partnership Agreement, as amended in writing from time to time.

        1.7   Annual Plan and Budget shall have the meaning set forth in Section 10.1.

        1.8   Appraisal means the following process for determining the Fair Market Value of the Properties: the Fair Market Value of the Properties shall be the value agreed upon by the Executive Committee, or if an agreement cannot be reached within thirty (30) days after such value is required under this Agreement (the "Determination Date"), then DDR and TRT shall each within ten (10) days thereafter hire, at its own expense, an independent, qualified M.A.I. real estate appraiser to determine the value of the Properties, and if the values as determined by the two appraisers differ by 5% or less, the "Fair Market Value" will be the average of the two. If the values determined by the two appraisers differ by more than 5%, the two appraisers shall choose a third independent, qualified M.A.I. real estate appraiser to value the Properties. The cost of such third appraiser will be shared equally between DDR and TRT. If the value determined by the third appraiser is either higher or lower than both of the values determined by the first two appraisers, the "Fair Market Value" will be the value that is closest to the third appraiser's value. If the value determined by the third appraiser is in between the values determined by the first two appraisers, the "Fair Market Value" will be the value determined by the third appraiser. If either DDR or TRT shall fail to designate an appraiser within three (3) Business Days after written notice given by the other requesting such designation after the expiration of the period for designating such appraiser, then notwithstanding the foregoing, the appraiser that has been selected shall determine the Fair Market Value of the Properties.

        1.9   Asset Management Agreement means the Product Specialist Agreement, in the form of Exhibit C attached hereto, to be entered into between Dividend Capital Total Advisors LLC and the Asset Manager, or any renewal or replacement asset management agreement entered into by Dividend Capital Total Advisors LLC in accordance with this Agreement.

        1.10 Asset Manager means DDR or a Related Party of DDR that executes the Asset Management Agreement as "Asset Manager".

        1.11 Asset Management Fee shall have the meaning set forth in Section 3.5.

        1.12 Assignee means a Person who has acquired a beneficial interest in the Partnership, but who is not a Substitute Partner.

        1.13 Bankrupt Partner means any Partner (a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for the Partner a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Partner or of all or any substantial part of the Partner's properties; or (b) against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and sixty (60) days have expired without dismissal thereof or with respect to which, without the Partner's consent or acquiescence, a trustee, receiver, or liquidator of the Partner or of all or any substantial part of the Partner's properties has been appointed and sixty (60) days have expired without the appointments having been vacated or stayed, or sixty (60) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

        1.14 Business shall have the meaning set forth in Section 2.2(a).

        1.15 Business Day" means any day other than Saturday, Sunday and any other day on which banks are allowed or required by law to close in New York, New York.

        1.16 Capital Account means, as to any Partner, the account maintained for such Partner pursuant to Section 6.4 hereof, as adjusted from time to time. Each Partner's Capital Account shall initially equal the value of the Capital Contributions to the Partnership made by such Partner as set forth on Exhibit A attached hereto.

        1.17 Capital Contribution means the amount of cash and the Fair Market Value of any property contributed by each Partner or the Partner's predecessor to the capital of the Partnership, net of any liabilities assumed by the Partnership with respect to such contributed property. The initial Capital Contributions of the Partners (net, in the case of DDR, of the Initial Distribution Proceeds received by DDR under Section 5.2) are set forth on Exhibit A attached hereto.

        1.18 Change of Control Event means the occurrence at any time any of the following events: (i) consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to common shares, a liquidation, consolidation, recapitalization, reclassification, combination or merger of DDR Parent or a sale, lease or other transfer of all or substantially all of the consolidated assets of DDR Parent) or a series of related transactions or events pursuant to which all of the outstanding common shares of DDR Parent are exchanged for, converted into or constitute solely the right to receive, cash, securities or other property; (ii) any "person" or "group" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, whether or not applicable), other than DDR Parent or any majority-owned subsidiary of DDR Parent or any employee benefit plan of DDR Parent or such subsidiary, is or becomes the "beneficial owner" (as defined in said Rule 13-d-3), directly or indirectly, of more than 50% of the total voting power in the aggregate of all Voting Stock of DDR Parent then outstanding; or (ii) during any period of 12 consecutive months persons who at the beginning of such 12-month period constituted the Board of Directors of DDR Parent, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the Board of Directors of DDR Parent who were either members of the Board of Directors of DDR Parent at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of DDR Parent.

        1.19 Code means the Internal Revenue Code of 1986, as amended or superseded from time to time, and any corresponding provisions of succeeding law.

        1.20 control (and the correlative terms "controlled by", "controlling" and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the business and affairs of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

        1.21 Contributing Partner shall have the meaning set forth in Section 5.5.

        1.22 Contribution and Sale Agreement means the Contribution and Sale Agreement, dated April 25, 2007, among DDR Parent, JDN Development Company, Inc., a Delaware corporation, JDN Real Estate-Apex L.P., a Georgia limited partnership, and Mt. Nebo Pointe LLC, an Ohio limited liability company (collectively, the "Contributors"), and TRT Parent and the Partnership, as amended.

        1.23 DDR shall have the meaning set forth in the Heading hereto.

        1.24 DDR Parent means Developers Diversified Realty Corporation, an Ohio corporation..

        1.25 Default Advance shall have the meaning set forth in Section 5.5.

        1.26 Default Rate means a per annum rate of interest equal to the lower of (i) fifteen percent (15%) and (ii) the highest rate permitted by applicable law.

        1.27 Depreciation means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Executive Committee.

        1.28 EC Member shall have the meaning set forth in Section 8.1.

        1.29 Event of Bankruptcy means any event that causes a Partner to be deemed a Bankrupt Partner.

        1.30 Executive Committee shall have the meaning set forth in Section 8.1.

        1.31 Expenses means, for any period, all cash expenditures of the Partnership and the Subsidiaries on a consolidated basis for such period, determined in accordance with sound accounting principles, arising as a result of the ownership or operation of the Properties, including, without limitation, capital expenditures not paid from Capital Contributions and reserves actually funded. Expenses shall not include non-cash items such as depreciation and amortization.

        1.32 Fair Market Value means, with respect to any asset, the most probable price such asset should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus.

        1.33 Fiscal Year means the Partnership's taxable year for federal income tax purposes which shall be the calendar year unless a different year is required by the Code.

        1.34 GAAP shall have the meaning set forth in Section 10.2.

        1.35 Gross Asset Value means, with respect to any asset, the adjusted basis of that asset for Federal income tax purposes, except as follows:

          (a)   The initial Gross Asset Value of any asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Regulations) by a Partner to the Partnership will be the Fair Market Value of the asset on the date of the contribution, as determined by the Executive Committee, it being agreed that the Fair Market Value of each of the Properties is as specified in Exhibit A.

          (b)   The Gross Asset Values of all Partnership assets will be adjusted to equal the respective Fair Market Values of the assets, as determined by the Executive Committee, as of (1) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (2) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership and (3) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

          (c)   The Gross Asset Value of any Partnership asset distributed to any Partner will be the gross Fair Market Value of the asset on the date of distribution.

          (d)   The Gross Asset Values of Partnership assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted pursuant to this paragraph (d) to the extent that all Partners determine that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

          (e)   After the Gross Asset Value of any asset has been determined or adjusted under paragraph (a), (b) or (d), Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Net Profits or Net Losses.

        1.36 Gross Investment Value means $163,845,324, which represents the Fair Market Value of the Properties as of the date hereof; provided, however, that (i) if one or more of the Properties is sold, transferred or otherwise disposed of or written off, the portion of such Gross Investment Value which relates to such Property shall be deducted from the Gross Investment Value and (ii) the Gross Investment Value will be increased by the purchase price approved by the Executive Committee in connection with the purchase of any additional retail project acquired by the Partnership and by the amount the Executive Committee determines that is appropriate in connection with a material expansion of one or more of the Properties approved by the Executive Committee.

        1.37 Guaranty shall have the meaning set forth in Section 3.8.

        1.38 Guaranty Payment shall have the meaning set forth in Section 3.8.

        1.39 Income Tax Regulations means the Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        1.40 Indebtedness means the Initial Mortgage Indebtedness (and any renewal or indebtedness in replacement thereof) and any other indebtedness for borrowed money of the Partnership or any Subsidiary that has been approved as a Major Decision.

        1.41 Initial Capital Contributions means the Initial DDR Contribution and the Initial TRT Contribution.

        1.42 Initial DDR Contribution shall have the meaning set forth in Section 5.1.

        1.43 Initial DDR Distribution means an amount equal to $15,726,027.

        1.44 Initial TRT Contribution shall have the meaning set forth in Section 5.1.

        1.45 Initial Mortgage Indebtedness means any indebtedness evidenced and/or secured by the Loan Documents.

        1.46 Internal Rate of Return means the "internal rate of return" calculated by applying the XIRR Function in Microsoft Excel to the applicable cash flows, where Capital Contributions are negative numbers and distributions are positive numbers. The XIRR Function shall be applied to (i) Capital Contributions from the date made, and (ii) distributions based upon the actual date of distributions (whether under Section 6.2 or otherwise). The XIRR Function calculates an internal rate of return for a schedule of cash flows that is not necessarily periodic (i.e., cash flows occurring on dates of irregular frequency). Solely for the purpose of computing TRT's Internal Rate of Return, all Asset Management Fees paid by TRT or any Related Party of TRT (other than the Partnership or any Subsidiary) to Asset Manager pursuant to the Asset Management Agreement shall be deemed to constitute Capital Contributions by TRT.

        The following is an example of the application of the XIRR Function as explained in the Microsoft Excel help feature.

	A	B
1	Values	Dates
2	-10,000	January 1, 2008
3	2,750	March 1, 2008
4	4,250	October 30, 2008
5	3,250	February 15, 2009
6	2,750	April 1, 2009
	Formula	Description (Result)
	=XIRR(A2:A6,B2:B6,0.1)	The internal rate of return (0.373362535 or 37.34%)

        If the XIRR Function is unavailable, the following formula, that is used in the XIRR Function, will be used to calculate the internal rate of return:

        where: di = the ith, or last, payment date. d1 = the 0th payment date. Pi = the ith, or last, payment.

        1.47 IRS means the Internal Revenue Service.

        1.48 Lender means Wachovia Bank, N.A..

        1.49 Loan Documents means any loan agreement and any notes or other written agreements or documents executed by the Partnership or any Subsidiary and which evidences or secures any Initial Mortgage Indebtedness or any other Indebtedness of the Partnership or any Subsidiary, including, without limitation, any consent, waiver or approval obtained in connection therewith, whether at the time of such financing or thereafter, as any of such documents or instruments are at any time modified or amended.

        1.50 Major Lease means any lease of space at any Property with any Person equal to or more than 20,000 square feet or any lease of space equal to or greater than 10,000 square feet but less than 20,000 square feet that does not meet the leasing guidelines approved as a Major Decision by the Executive Committee.

        1.51 Management and Leasing Agreement means the Management and Leasing Agreement of even date herewith among each of the Subsidiaries and DDR.

        1.52 Management Standard shall have the meaning set forth in Section 7.3.

        1.53 Managing Partner means DDR or any Person selected as the replacement Managing Partner in accordance with Section 7.7.

        1.54 Marketing Right shall have the meaning set forth in Section 3.10.

        1.55 Master Lease means the Master Lease entered into in connection with the acquisition of the Properties between DDR Parent and DDR TRT Mt. Nebo LLC, one of the Subsidiaries.

        1.56 Net Cash Flow means, for any period in question, the amount by which Revenues exceed Expenses for such period.

        1.57 Net Invested Equity Value means an amount equal to $163,845,324 (which represents the Fair Market Value of the Properties as of the date hereof) less the original principal amount of the Initial Mortgage Indebtedness as of the date hereof; provided, however, that (i) if one or more of the Properties is sold, transferred or otherwise disposed of or written off, the portion of such Net Invested Equity Value which relates to such Property shall be deducted from the Net Invested Equity Value and (ii) the Net Invested Equity Value will be increased by the purchase price approved by the Executive Committee in connection with the purchase of any additional retail project acquired by the Partnership (less any Indebtedness incurred by the Partnership or any Subsidiary in connection with such acquisition) and by the amount the Executive Committee determines that is appropriate in connection with a material expansion of one or more of the Properties approved by the Executive Committee (less any Indebtedness incurred by the Partnership or any Subsidiary in connection with such expansion).

        1.58 Net Operating Cash Flow means, for any period in question, the amount by which (i) all cash receipts realized by the Partnership or the Subsidiaries on a consolidated basis in connection with the ownership and operation of the Properties during such period, including proceeds of any business interruption or rental loss insurance and amounts released from reserves exceed (ii) all cash expenditures of the Partnership or the Subsidiaries on a consolidated basis in connection with the ownership and operation of the Properties during such period, including debt service payments (including both interest and scheduled amortization payments), accruals for periodic operating expenses such as real estate taxes and insurance and property management and leasing fees and commissions and and the portion of the Asset Management Fee actually paid to the Managing Partner during the period in question (but not any portion of the Asset Management Fee that is deferred and paid to the Managing Partner in a subsequent period). However, Net Operating Cash Flow shall not be increased or reduced by any payment to or release from capital replacement reserves, proceeds of any Capital Contribution, sale, refinancing or other capital event or any non-cash expense such as depreciation or amortization.

        1.59 Net Operating Cash Yield means, for any period in question, the ratio of Net Operating Cash Flow for such period (annualized) divided by Net Invested Equity Value at the commencement of such period.

        1.60 Net Profits and Net Losses shall mean for each taxable year of the Partnership an amount equal to the Partnership's net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Partnership and in accordance with Section 703 of the Code with the following adjustments:

          (a)   Any items of income, gain, loss and deduction allocated to Partners pursuant to subparagraphs 4 though 9, inclusive, of Paragraph A of Exhibit E shall not be taken into account in computing Net Profits or Net Losses for purposes;

          (b)   Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be added to such taxable income or loss;

          (c)   Any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be subtracted from such taxable income or loss;

          (d)   In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Exhibit E hereto, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses; and

          (e)   Gain or loss resulting from any disposition of any Partnership asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the disposed asset, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value.

        1.61 Non-Contributing Partner shall have the meaning set forth in Section 5.5.

        1.62 Organizational Costs and Expenses means any of the following direct out-of-pocket costs incurred by the Partnership or by any Partner or its Affiliates: (i) any legal fees or other costs incurred in connection with the formation of the Partnership or the Subsidiaries (subject to the next succeeding sentence), (ii) any fees or other costs incurred in connection with any Initial Mortgage Indebtedness, (iii) title insurance premiums (including the cost of any endorsements to the Title Policies (as defined in the Contribution and Sale Agreement)), (iv) the costs of obtaining current engineering and environmental studies and reports, (v) the costs of obtaining current surveys for the Properties, (vi) costs incurred in connection with obtaining any interest rate hedge related to the Initial Mortgage Indebtedness, (vii) escrow fees, recording costs, mortgage taxes, and out-of-pocket due diligence fees and expenses incurred by any Partner required or reasonably appropriate for the funding of any Initial Mortgage Indebtedness and (viii) other due diligence costs incurred by TRT in connection with its due diligence review of the Properties and the Subsidiaries, excluding attorney fees, up to a maximum aggregate amount of $50,000. Notwithstanding anything herein to the contrary, Organizational Costs and Expenses shall not include (a) any legal fees or expenses incurred by any Partner or its Affiliate in connection with the negotiation of this Agreement, the Contribution and Sale Agreement or any other document executed in connection herewith or therewith (other than the Loan Documents evidencing or otherwise executed in connection with any Initial Mortgage Indebtedness), including in connection with due diligence review or the preparation of disclosure schedules or other due diligence materials, all of which expenses shall be borne by the Partner (or its Affiliate) incurring such expenses, (b) any due diligence costs incurred by TRT or its Affiliates in connection with the transactions contemplated by the Contribution Agreement in excess of the amount set forth in clause (viii) of the immediately preceding sentence, which excess amounts shall be the sole obligation of TRT and (c) the investment banking fee payable to M3 Capital Partners LLC, which fee shall be the sole obligation of DDR.

        1.63 Partially Adjusted Capital Account means with respect to any Partner for any period, the Capital Account of such Partner at the beginning of such period, adjusted for all Capital Contributions and distributions during such period and all special allocations pursuant to Exhibit E, but before giving effect to any allocations of Net Profit or Net Loss pursuant to Section 6.1.

        1.64 Partner means any Person executing this Agreement as of the date of this Agreement as a Partner of the Partnership or hereafter admitted to the Partnership as a Substitute Partner as provided in this Agreement, but does not include any Assignee or any Person who has ceased to be a Partner of the Partnership.

        1.65 Partner Default Loan shall have the meaning set forth in Section 5.5.

        1.66 Partnership means TRT DDR Venture I General Partnership, a Delaware general partnership.

        1.67 Partnership Default Loan shall have the meaning set forth in Section 5.5.

        1.68 Partnership Interest means the interest of a Partner in the Partnership, including such Partner's right: (i) to a distributive share of the assets or property of the Partnership as set forth in Articles VI and XIII; (ii) to allocations of items of income, gain, loss, deduction and credit of the Partnership as set forth in Article VI and Exhibit E; and (iii) to participate in the management and operation of the Partnership as expressly set forth in this Agreement.

        1.69 Partnership Interest Value means with respect to a Partner's Partnership Interest, the amount of cash that would be distributed to the Partner if the assets of the Partnership were sold for the value specified in the section in which such term is used, and the proceeds were applied to pay all debts of the Partnership and distributed in accordance with Article XIII.

        1.70 Partnership Statement of Existence shall have the meaning set forth in the Recitals hereto..

        1.71 Percentage Interest means, ten percent (10%) with respect to DDR and ninety percent (90%) with respect to TRT, as the same may be adjusted from time to time in accordance with Section 5.5(c).

        1.72 Person means any individual, company, firm, partnership, limited liability company, corporation, trust, association or other legal entity.

        1.73 Promote Interest means DDR's right to receive distributions pursuant to Sections 6.2(b)(i), 6.2(c)(i) and 6.2(d)(i).

        1.74 Promote Value means, with respect to DDR, the amount of cash that would be distributed to DDR in respect of its Promote Interest if all of the Partnership's and the Subsidiaries' assets were sold for Fair Market Value and the proceeds were applied to pay all debts of the Partnership and the Subsidiaries and distributed in accordance with Article XIII.

        1.75 Properties means, collectively, the real property and related improvements described on Exhibit B attached hereto; Property means any one of the Properties.

        1.76 Property Manager means DDR or a Related Party of DDR that executes the Management and Leasing Agreement as Property Manager.

        1.77 REIT Tax Provisions means Parts II and III of Subchapter M of Chapter I of Subtitle A of the Code, as now enacted or hereafter amended, and other provisions of the Code referred to or incorporated in, or referring to or incorporating any other provisions of, said Parts II and III, or similar provisions or successor statutes, and applicable regulations under and rulings with respect to the aforesaid provisions of the Code.

        1.78 Related Party means, with respect to any Person, any Affiliate entity: (i) in which such Person is, directly or indirectly, the beneficial owner of more than fifty percent (50%) of the equity interests (e.g. stock, partnership interests, limited liability company interests) in terms of both vote and value during the entire period in which such Related Party is involved with the Partnership or the Properties, or (ii) which is, directly or indirectly, the beneficial owner of more than fifty percent (50%) of the equity interests (e.g. stock, partnership interests, limited liability company interests) of such Person in terms of both vote and value.

        1.79 Revenues means, for any period, the gross revenues of the Partnership and the Subsidiaries on a consolidated basis from any source arising from the ownership and operation of the Properties during such period, including, without limitation, (a) receipts from the operations of the Properties, (b) proceeds of any sale, refinancing or other capital event (other than incident to the liquidation of the Partnership), (c) proceeds of any business interruption or rental loss insurance maintained by the Partnership from time to time, and (d) amounts released from Partnership reserves, but specifically excluding Capital Contributions, proceeds of property insurance used to repair or restore any Property and the proceeds of any financing (other than refinancing proceeds).

        1.80 Subsidiaries means, collectively, TRT DDR Holdings I LLC, TRT DDR Beaver Creek LLC, TRT DDR Centerton Square LLC and TRT DDR Mt. Nebo Pointe LLC; Subsidiary means any one of the Subsidiaries.

        1.81 Substitute Partner means any Person not executing this Agreement as of the date of this Agreement to whom a Partnership Interest in the Partnership has been transferred and who has been admitted to the Partnership as a Substitute Partner pursuant to and in accordance with the provisions of Section 12.5.

        1.82 Successor Entity means, with respect to any Person, (i) any Person that may result from the reorganization, merger, consolidation or business combination by or with such first Person, regardless whether such first Person is the surviving entity, (ii) any entity to which such Person is selling all or substantially all of its assets or (iii) in the case of TRT Parent, any entity which is a fund sponsored by TRT Parent or its Affiliates, including senior management of TRT Parent or one or more principals or senior managers of its advisor.

        1.83 Target Account means, with respect to any Partner for any Fiscal Year, or portion thereof, the excess of (a) an amount (which may be either a positive or negative balance) equal to the hypothetical distribution (or contribution) such Partner would receive (or contribute) if all assets of the Partnership, including cash, were sold for cash equal to their Gross Asset Value (taking into account any adjustments to Gross Asset Value for such Fiscal Year), all liabilities of the Partnership were then satisfied in accordance with their terms (limited with respect to each nonrecourse liability, to the Gross Asset Value of the property securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 6.2, over (b) such Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain (both as defined in Exhibit E) immediately prior to such hypothetical sale.

        1.84 Transfer means to sell, transfer, assign, pledge or otherwise, directly or indirectly, dispose of or encumber, voluntarily or involuntarily (including, without limitation, disposition by way of intestacy, will, gift, bankruptcy, execution, hypothecation, seizure or sale of legal process, operation of law or otherwise).

        1.85 TRT shall have the meaning set forth in the Heading hereto.

        1.86 TRT Parent means Dividend Capital Total Realty Trust, Inc. and/or Dividend Capital Total Realty Operating Partnership LP.

        1.87 TRT Investment means $45,700,909.

        1.88 Trustee in Liquidation means the Person appointed under Section 13.2 to wind up the affairs of and liquidate the Partnership.

        1.89 Voting Stock means capital stock issued by a corporation, partnership interests issued by a partnership, membership interests issued by a limited liability company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

        1.90 Winding Up Profit and Loss means items of Net Profit or Net Loss realized by the Partnership during the Winding Up Year.

        1.91 Winding Up Year means each Fiscal Year of the Partnership in which an event described in Section 13.1 occurs, and each succeeding Fiscal Year.

ARTICLE 2

ORGANIZATIONAL MATTERS

        2.1    Name.    The name of the Partnership is "TRT DDR Venture I General Partnership." The Partnership was formed on April 4, 2007, by the filing of a Partnership Statement of Existence with the Delaware Secretary of State.

        2.2    Purpose and Business of the Partnership.    The purpose of the Partnership is to engage in the following activities:

          (a)   acquiring, owning, operating and disposing of the Properties, directly, or indirectly by acquiring, owning and disposing of membership interests in the Subsidiaries, and engaging in all activities necessary, customary, convenient or incident to any of the foregoing (the "Business");

          (b)   acting as the sole member of the Subsidiaries and entering into and performing its obligations under the limited liability company agreements of the Subsidiaries, as amended from time to time; and

          (c)   transacting any and all lawful business for which a limited liability company may be organized under the Act that is incident, necessary or appropriate to accomplish the foregoing (and is not otherwise prohibited under this Agreement), including, without limitation, borrowing money and contracting for necessary or desirable services of professionals and others.

        2.3    Powers.    The Partnership shall have all the powers and may exercise all the rights that a limited liability company has or may legally exercise under the Act.

        2.4    [Intentionally Omitted].

        2.5    Principal Business Office.    The principal office of the Partnership shall be at 3300 Enterprise Parkway, Beachwood, Ohio 44122, or at such other place as may be designated by the Managing Partner.

        2.6    Registered Office.    The address of the registered office of the Partnership in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

        2.7    Registered Agent.    The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

        2.8    Partnership Tax Status.    Pursuant to Income Tax Regulation Section 301.7701-3(b), the Partnership shall be treated as a partnership for federal income tax purposes, and the tax treatment of the Partnership shall be governed by Subchapter K of the Code. No Partner shall take any action inconsistent with such treatment. The definitions contained herein relating to federal income tax matters should be read consistently with each provision of the Code and Regulations.

ARTICLE 3

MEMBERS; CERTAIN RIGHTS AND OBLIGATIONS OF MEMBERS

        3.1    Admission of Partners.    The Partners named in the preamble to this Agreement have been admitted to the Partnership as the initial Partners. The Partners are entering into this Agreement pursuant to the Act for the purpose of setting forth the rights and obligations of the Partners relating to the Partnership.

        3.2    Partner Names and Addresses.    The names and the mailing addresses of the Partners are set forth on Exhibit A attached to this Agreement.

        3.3    No Personal Liability for Return of Capital Contributions.    No Partner or Managing Partner shall be personally liable for the return of all or any portion of the Capital Contribution of any Partner, and any such return shall be made solely from the assets and properties of the Partnership.

        3.4    Reimbursement of Organizational Costs and Expenses.    All Organizational Costs and Expenses paid prior to the date hereof by any Partner shall be reimbursed to such Partner by the Partnership. All Organizational Costs and Expenses not paid prior to the date hereof shall be paid by the Partnership.

The Organizational Costs and Expenses incurred by each Partner as of the date hereof are set forth on Exhibit D attached hereto.

        3.5    Asset Management Fee.    Pursuant to the Asset Management Agreement, DDR or a Related Party of DDR Parent shall act as the Asset Manager and shall be entitled to receive pursuant to the Asset Management Agreement an annual asset management fee equal to twenty five basis points (0.25%) of the Gross Investment Value (the "Asset Management Fee"), commencing with the date of the closing on the acquisition of the Properties and ending upon the earlier of the termination of this Agreement or the sale, disposition or write off of the last of the Properties owned by the Partnership or any Subsidiary. The Asset Management Fee will be paid by TRT or a Related Party of TRT and will be payable quarterly in arrears following the determination of the Net Operating Cash Flow of the Partnership for each fiscal quarter; provided, however, that if for any such quarter, the Net Operating Cash Yield is less than 7%, then (i) one half of the Asset Management Fee accrued for such quarter shall be deferred and paid at the end of the next (and each succeeding) fiscal quarter for which the Net Operating Cash Yield exceeds 7%, and will then be paid only to the extent of such excess Net Operating Cash Flow, until all deferred amounts have been paid in full. The Asset Management Fee will be pro rated for any period of less than a full fiscal quarter based on the actual number of days elapsed. DDR shall have the right, without the consent of the Partnership or any Partner, to assign its rights to the Asset Management Fee to any Related Party of DDR Parent. If the Asset Management Agreement is terminated for any reason (other than removal of DDR as Managing Partner pursuant to Section 7.7), TRT or a Related Party of TRT shall thereafter pay DDR the Asset Management Fee pursuant to this Agreement for so long as DDR is the Managing Partner. An example of the calculation of the Asset Management Fee is attached hereto as Schedule 3.5.

        3.6    Contracts with Partners or Affiliates.    Except for the Asset Management Agreement and the Management and Leasing Agreement, the Managing Partner shall not engage or pay any compensation to any Affiliate of the Managing Partner for the provision of services to the Partnership unless (i) such Affiliate is fully qualified and experienced to provide the required services, (ii) both the scope of services and the compensation payable to such Affiliate for the services are consistent with then current market standards for arms length transactions, (iii) the Managing Partner discloses such engagement to the Executive Committee as a transaction with an Affiliate of the Managing Partner and (iv) such engagement or payment is approved by the Executive Committee as a Major Decision. All agreements with Affiliates of the Managing Partner, including the Asset Management Agreement and the Management and Leasing Agreement, shall be terminable by written notice from TRT upon (i) the removal of DDR as Managing Partner, (ii) the sale or other disposition of the Properties (or upon the sale or disposition of one or more, but less than all, of the Properties, such agreements shall be terminable with respect to such sold or disposed of Properties) or (iii) the sale or other disposition by DDR of DDR's entire Partnership Interest.

        3.7    Compensation of Managing Partner; Use of In-House Staff.    Except as otherwise expressly set forth herein or in the Annual Plan and Budget, the Managing Partner shall not be entitled to any compensation or reimbursement for its services hereunder without the express approval of TRT. Any such approval must expressly acknowledge that such compensation or reimbursement is to be paid to the Managing Partner. Notwithstanding the foregoing, the Managing Partner may, in lieu of retaining outside counsel, utilize in-house attorneys or paralegals employed by DDR Parent or its Affiliates to represent the interests of the Partnership. If the Managing Partner elects to use an attorney or paralegal in the employment of DDR Parent or its Affiliates to represent the interests of the Partnership, DDR shall be entitled to receive a fee from the Partnership, as the sole and exclusive compensation payable by the Partnership for such legal services, in the amount of: (i) Two Hundred Dollars ($200) per hour of actual attorney time for attorneys practicing for three (3) years or less, (ii) Two Hundred Fifty Dollars ($250) per hour of actual attorney time for attorneys practicing for greater than three (3) years but less than five (5) years, (iii) Three Hundred Dollars ($300) per hour of actual attorney time for attorneys practicing for greater than five (5) years but less than ten (10) years; (iv) Three Hundred Fifty Dollars ($350) per hour of actual attorney time for attorneys practicing for greater than ten (10) years; (v) One Hundred Twenty-Five Dollars ($125) per hour of actual paralegal time devoted to Partnership matters for junior paralegals, (vi) One Hundred Fifty Dollars ($150) per hour of actual paralegal time devoted to Partnership matters for associate paralegals, and (vii) One Hundred Seventy Dollars ($170) per hour of actual paralegal time devoted to Partnership matters for senior paralegals. Such hourly reimbursement of Managing Partner for in-house attorney and paralegal time shall be subject to the annual review of TRT, and TRT may in connection with any such review require that Managing Partner thereafter promptly transition such work to outside counsel.

        3.8    Guaranty Payments.    Each Partner agrees that it will pay in accordance with this Agreement its pro rata share (determined based on its Percentage Interest) of any payment made or liability incurred by a Partner or any Affiliate or Related Party of a Partner as a result of any (i) interest rate lock or hedge, (ii) guarantee of any Partnership borrowing, indebtedness or other obligation of the Partnership (including, without limitation, any non-recourse carve-out guarantee or environmental guaranty or indemnity) by that Partner or any Affiliate or Related Party of that Partner on behalf of the Partnership or any Subsidiary, or (iii) letter of credit, reimbursement agreement or other credit enhancement (including, without limitation, in the form of a master lease) executed and delivered by that Partner or any Affiliate or Related Party of that Partner on behalf of the Partnership or any Subsidiary, in each case only to the extent such guarantee, letter of credit, reimbursement agreement or other credit enhancement (each a "Guaranty") has been approved as a Major Decision by the Executive Committee (each, a "Guaranty Payment"); provided, however, that in no event shall the Partnership or any Partner have any obligation to indemnify or hold harmless any such Person (nor shall such Person have any rights of subrogation against the Partnership or any Partner) on account of Guaranty Payments arising from the fraud, willful misconduct or gross negligence of the Person entering into such Guaranty or any of its Affiliates. Except as aforesaid, each Partner shall advance its proportionate share of any monies expended or liability incurred in respect of any Guaranty Payment as the same is expended or incurred. In the event any Partner fails or refuses to promptly fund (not later than ten (10) Business Days after notice from the Partnership or any Partner) its proportionate share of any funds required hereunder to be funded in order to satisfy any such Guaranty Payment, such Partner shall be deemed to be a Non-Contributing Partner and the remaining Partners may apply the provisions of Section 5.5 to cover such Non-Contributing Partner's obligations with respect to such Partner Liability. The Master Lease shall not in any event constitute a Guaranty, and DDR Parent shall be solely responsible for any payment obligations thereunder, without any right of reimbursement, contribution or subrogation against the Partnership, any Subsidiary or any Partner. The Partnership shall pay when due, all costs and expenses incurred in connection with the execution and delivery of any Guaranty when approved as a Major Decision. The provisions of this Section 3.8 shall survive the dissolution of the Partnership and the termination of this Agreement.

        3.9    Distributions and Withdrawals.    No Partner shall be entitled to make withdrawals from the Partnership except to the extent of distributions made pursuant to the express provisions of this Agreement. Distributions may be made in cash or in property, or partly in each, but no Partner shall have the right to require that a distribution be made other than in immediately available funds.

        3.10    Right to Market Partnership Property.    Subject to the terms, conditions and limitations set forth in the Loan Documents, each Partner shall have the right to cause a sale at any time after the fourth anniversary of the date of this Agreement or sooner pursuant to Section 7.7, but not less than all (unless a partial sale is approved as a Major Decision by the Executive Committee), of the Properties on the terms and subject to the conditions contained in Exhibit F attached hereto (the "Marketing Right").

        3.11    Overall Debt Ratio.    It is the intent of the Partners to maximize the use of leverage by the Partnership and its Subsidiaries consistent with the goal of maintaining an "Overall Debt Ratio" of approximately 70%. "Overall Debt Ratio" means the sum of the Indebtedness (including secured and unsecured) directly incurred by the Partnership and the Subsidiaries divided by the then-current Fair Market Value of all Properties as determined by the Executive Committee.

ARTICLE 4

TERM

        4.1    Effective Date; Term.    The existence of the Partnership commenced on the date of the filing of the Partnership Statement of Existence in the Office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue in perpetuity, unless dissolved and terminated pursuant to the Act or the provisions of this Agreement.

ARTICLE 5

CAPITAL CONTRIBUTIONS

        5.1    Initial Capital Contributions.    Concurrently with the execution of this Agreement (a) DDR shall (i) cause JDN Development Company, Inc. to sell to the Partnership all of JDN Development Company Inc.'s right, title and interest in and to its entire 56.75% limited liability company interest in Centerton Square LLC, (ii) contribute to the Partnership all of its right, title and interest in and to its entire 43.25% limited liability company interest in Centerton Square LLC, (iii) cause Mt. Nebo Pointe LLC to sell to the Partnership all of its undivided right, title and interest in and to the Mt. Nebo Project (as defined in the Contribution Project), (iv) cause JDN Real Estate-Apex L.P. to sell to the Partnership all of its right, title and interest in and to one hundred percent of the limited liability company interests in TRT DDR Beaver Creek LLC, which entity owns the Beaver Creek Project (as defined in the Contribution and Sale Agreement), all on the terms and subject to the conditions set forth in the Contribution and Sale Agreement, and (v) contribute $50,000 representing DDR's pro rata share (determined based on its Percentage Interest) of the Partnership's initial working capital agreed to by the Partners and $184,532 representing DDR's pro rata share (determined based on its Percentage Interest) of the estimated Organizational Costs and Expenses as of the date hereof as set forth on the Closing Statement dated as of the date hereof signed by the Partners (the "Initial DDR Contribution"), and (b) TRT shall contribute to the Partnership on the terms and subject to the conditions set forth in the Contribution and Sale Agreement the TRT Investment, and $450,000 representing TRT's pro rata share (determined based on its Percentage Interest) of the Partnership's initial working capital agreed to by the Partners and $1,660,792 representing TRT's pro rata share (determined based on its Percentage Interest) of the estimated Organizational Costs and Expenses as of the date hereof as set forth on the Closing Statement dated as of the date hereof signed by the Partners (the "Initial TRT Contribution"). The Partnership may direct DDR to convey (or cause to be conveyed) the Centerton Project directly to TRT DDR Centerton Square LLC and the Mt. Nebo Project directly to TRT DDR Mt. Nebo Pointe LLC. The Partners acknowledge and agree that the Managing Partner will cause the Partnership to repay the Wachovia Bank N.A. Construction Loan encumbering the Centerton Project immediately following the closing of the transactions contemplated by the Contribution and Sale Agreement.

        5.2    Initial Distribution and Initial Capital Account Balances.    On the date that DDR makes the Initial DDR Contribution and TRT makes the Initial TRT Contribution, the Partnership shall consummate the transactions contemplated by the Contribution and Sale Agreement and shall make a special distribution to DDR in an amount equal to the Initial DDR Distribution. After giving effect to the Initial DDR Contribution, the Initial TRT Contribution and the Initial DDR Distribution, each Partner shall have an initial Capital Account balance equal to the amount set forth opposite its name on Exhibit A attached hereto. The contributions and distributions contemplated by Section 5.1 and Section 5.2 shall be reported by the Partners consistent with Section 707 of the Code and the applicable Regulations thereunder.

        5.3    Additional Capital Contributions.    If and when determined by the Executive Committee, the Partners shall make additional Capital Contributions to the Partnership in proportion to their respective Percentage Interests.

        5.4    Preservation Capital.    If, at any time after the Partners have contributed all of the Capital Contributions required pursuant to Sections 5.1 and 5.3, either Partner reasonably and in good faith determines (after taking into account any existing cash reserves of the Partnership or the Subsidiaries) that the Partnership or the Subsidiaries require additional Capital Contributions to fund the payment of debt service obligations, real estate taxes, utility costs, insurance premiums, other contractual obligations of the Partnership or the Subsidiaries or other costs set forth in an approved Annual Plan and Budget and/or other costs or expenses reasonably necessary to protect the safekeeping, health and welfare of occupants or invitees thereof (all such costs, collectively "Preservation Costs"), such Partner shall have the right to request in writing that the Partners make further Capital Contributions in the amount needed to pay such Preservation Costs. If so requested, each Partner will have the right (but not the obligation) to fund its pro rata share (based on its respective Percentage Interests) of such Preservation Costs, within five (5) Business Days after receipt of such request. The failure by a Partner to make any Capital Contribution requested under this Section 5.4 for Preservation Costs shall not constitute a default by such Partner under this Agreement, and shall not constitute a basis for "cause" under Section 7.7. In the event of a failure by any Partner to contribute its pro rata share of any Preservation Costs required by this Section, then, provided the other Partner shall have made its corresponding Capital Contribution in respect of such Preservation Costs, the Partner that contributed its pro rata share of such Preservation Costs shall have as its sole and exclusive remedy all the remedies available to a non-defaulting Partner under Section 5.5, and the Partner not contributing its pro rata share of such Preservation Coses shall be treated as the Non-Contributing Partner for the purposes of Section 5.5.

        5.5    Failure to Make Capital Contributions.

          (a)   In the event of a failure by any Partner to contribute any Initial Capital Contribution or Additional Capital Contribution required by Sections 5.1 or 5.3, then, provided the other Partner shall have made its corresponding Capital Contribution, such refusal or failure shall constitute a default by the non-contributing Partner (the "Non-Contributing Partner"), and the non-defaulting Partner (the "Contributing Partner") may elect either (i) to revoke the capital call on the Partners, whereupon any unmatched Capital Contributions paid by the Contributing Partner pursuant to such capital call shall be returned to it, with interest from the date paid to the Partnership to the date returned to the Partner, computed at the Default Rate, in which event the Partners shall reconsider the needs of the Partnership for additional capital and may issue a new capital call following such reconsideration or (ii) advance (a "Default Advance") all or a portion of the Non-Contributing Partner's unpaid Capital Contribution to the Partnership on behalf of the Non-Contributing Partner.

          (b)   Unless the Contributing Partner exercises its right to revoke the capital call pursuant to clause (i) of Section 5.5(a), the Contributing Partner shall have the option to: (i) treat the amount already advanced by it in respect of such capital call, together with any Default Advance (the "Funded Amount"), as a loan to the Partnership (a "Partnership Default Loan") or (ii) treat any Default Advance as a loan to the Non-Contributing Partner (a "Partner Default Loan"), payable upon demand, and secured by a pledge of the Non-Contributing Partner's entire Partnership Interest in the Partnership, or (iii) treat the Funded Amount as a Capital Contribution for all purposes of this Agreement.

          (c)   If the Contributing Partner makes the election under clause (iii) of Section 5.5(b) to treat the Funded Amount as a Capital Contribution, then the Percentage Interests of the Partners shall be recalculated as follows: (i) the Percentage Interest of the Contributing Partner shall equal a fraction (expressed as a percentage), the numerator of which shall equal the aggregate sum of (x) all Capital Contributions made by the Contributing Partner other than the Funded Amount plus (y) an amount equal to 150% of the Funded Amount; and the denominator of which shall equal the aggregate sum of (x) all Contributions made by all Partners under this Agreement other than the Funded Amount plus (y) an amount equal to 150% of the Funded Amount and (ii) the Percentage Interest of the Non-Contributing Partner shall equal 100% minus the Percentage Interest of the Contributing Partner after the application of this formula. As an example, if TRT has made Capital Contributions of $900,000 and DDR has made Capital Contributions of $100,000 and there is a capital call for $200,000 and TRT funds $180,000 and DDR fails to fund $20,000, then if TRT elects under this subparagraph to fund the $20,000 together with its Capital Contributions of $180,000 (reflecting a $200,000 Funded Amount) as an additional Capital Contribution, then the Percentage Interest of TRT shall equal 92.3% ($900,000+$300,000 [i.e., $200,000 × 150%]) / $1,300,000; and the Percentage Interest of DDR shall equal 7.7%. For purposes of this subparagraph, if there is more than one instance of the application of the formula set forth in this subparagraph, the Funded Amount shall be the aggregate amount of additional Capital Contributions made to the Partnership by the Contributing Partner pursuant to this subparagraph (c). In addition, if DDR is the Non-Contributing Partner, its Promote Interest will be reduced in the same proportion as its Percentage Interest; provided, however, that if any adjustment of Percentage Interest under this subparagraph results in DDR having less than a 7.5% Percentage Interest, then DDR's Promote Interest will thereafter be zero. Notwithstanding any recomputation of Percentage Interests under this subparagraph (c), each Partner will continue to have the obligation to fund the same pro rata share of future Capital Contributions as such Partner had prior to such recomputation.

          (d)   Each Partner Default Loan and Partnership Default Loan shall bear interest until paid at an annual rate equal to the Default Rate; provided, however, at no time shall such interest rate exceed the maximum lawful interest rate.

          (e)   Each Partnership Default Loan, including interest thereon, shall be repaid in full to the Contributing Partner out of the first available Net Cash Flow, before any distributions are made to any other Partners. Such payments shall be applied first the payment of accrued but unpaid interest on each such obligation and then to the payment of the outstanding principal until each Partnership Default Loan is paid in full.

          (f)    Each Partner Default Loan, including interest thereon, shall be repaid in full to the Contributing Partner out of the first available Net Cash Flow or other amounts otherwise payable to the Non-Contributing Partner pursuant to this Agreement. Such payments shall be applied first to the payment of accrued but unpaid interest on each such obligation and then to the payment of the outstanding principal until each Partner Default Loan is paid in full. A Non-Contributing Partner may, at any time, repay a Partner Default Loan without payment of any premium or penalty (other than accrued interest thereon).

          (g)   Each Partner hereby grants to the other Partners and the Partnership, equally and ratably, a security interest in its Partnership Interest and any fees payable to such Partner or its Affiliates to secure repayment of any Partner Default Loan. Upon any default in the repayment of any Partner Default Loan, the Contributing Partner making such Partner Default Loan shall have all the rights and remedies of a secured party under the Uniform Commercial Code with respect to the security interest granted herein, and the proceeds arising from any foreclosure of the security interest herein granted may be applied to attorneys' fees and expenses incurred by the Contributing Partner in exercising such rights and remedies. Each Partner shall execute and deliver to the other Partners and to the Partnership all such financing statements and other instruments as may be requested by the other Partners to evidence the security interest provided for herein. This Agreement may serve as the necessary financing statement, or the Contributing Partner may execute and file a financing statement on behalf of the Non-Contributing Partner, and the Non-Contributing Partner hereby appoints the Contributing Partner as its attorney-in-fact to execute such financing statements and other instruments as may be necessary to evidence or continue the perfection of the security interest herein granted. Such power of attorney is coupled with an interest and is irrevocable.

          (h)   The remedies set forth in this Section 5.5 shall be in addition to any other rights or remedies available to the Contributing Partner under applicable law; provided, however, that in respect of any failure by a Non-Contributing Partner to make Capital Contributions required under Section 5.4, the remedies set forth in this Section 5.5 shall constitute the sole and exclusive remedies of the Contributing Partner. Any Partner Default Loan shall constitute a full recourse obligation of the Non-Contributing Partner, unless such Default Loan arises in respect of the failure of such Non-Contributing Partner to make Capital Contributions required under Section 5.4, in which case such Partner Default Loan shall constitute a limited recourse loan, with recourse solely against the Partnership Interest of the Non-Contributing Partner, as contemplated by Section 5.5(g).

        5.6    Return of Capital Contributions.    Except as expressly provided herein, no Partner shall be entitled to (a) the return of any part of its Capital Contributions, (b) any interest in respect of any Capital Contribution, or (c) the Fair Market Value of its Partnership Interest in connection with a withdrawal from the Partnership or otherwise. Capital Contributions shall not be a liability of the Partnership or of any Partner. No Partner shall be required to contribute or lend any cash or property to the Partnership to enable the Partnership to return any Partner's Capital Contributions to the Partnership.

        5.7    Limitation of Liability for Capital Contributions.    No Partner shall have any right or obligation to make any Capital Contribution to the Partnership except as provided in this Article V.

ARTICLE 6

ALLOCATION OF NET PROFIT AND NET LOSS; DISTRIBUTIONS; ACCOUNTING AND TAX MATTERS

        6.1    Allocation of Net Profits and Net Losses.

          (a)   Except as otherwise provided in Section 6.1(b), Net Profit or Net Loss shall be allocated to make the Partially Adjusted Capital Accounts of the Partners equal, as nearly as possible, to their respective Target Accounts.

          (b)   Items comprising Winding Up Profit and Loss shall be allocated in such a manner so as to cause the Partially Adjusted Capital Accounts of the Partners to equal, as nearly as possible, their respective Target Accounts. To the greatest extent possible, if a Partner has a positive adjustment under this clause (b), the items to be allocated shall consist of a pro rata portion of all items comprising positive adjustments to Capital Accounts to the extent necessary; and if a Partner has a negative adjustment, the items allocated shall consist of a pro rata portion of all items comprising negative adjustments to Capital Accounts, the Partners intent being that the first sentence of this clause (b) be achieved using a pro rata share of items to the maximum extent possible.

          (c)   All Net Profits and Net Losses shall be allocated to the Partners shown on the records of the Partnership to have been Partners as of the last day of the Partnership Fiscal Year for which such allocation is to be made, except that, if a Partner sells or exchanges its interest in the

  Partnership or otherwise is admitted as a substituted Partner, the Net Profits and Net Losses shall be allocated between the transferor and transferee by taking into account their varying interests during the Partnership Fiscal Year in accordance with Code Section 706(d), using the interim closing of the books method or such other method as shall be approved as a Major Decision by the Executive Committee.

          (d)   The parties intend that the foregoing tax allocation provisions of this Article VI shall produce final Capital Account balances of the Partners that will permit liquidating distributions that are made in accordance with final Capital Account balances under Section 13.5 to be made (after unpaid loans and interest thereon, including those owed to Partners have been paid) in a manner identical to the order of distribution priorities set forth in Section 6.2. To the extent that the tax allocation provisions of this Article VI would fail to produce such final Capital Account balances, (i) such provisions shall be amended by the Managing Partner if and to the extent necessary to produce such results and (ii) taxable income and taxable loss of the Partnership for prior open years (or items of gross income and deduction of the Partnership for such years) shall be reallocated by the Managing Partner among the Partners to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deduction for the current year and future years.

        6.2    Distributions of Net Cash Flow.    Except as provided in Article XIII, all Net Cash Flow available for distribution shall be distributed on a quarterly basis (or, in the case of capital proceeds, as promptly as practicable following the capital transaction to which they relate) to the Partners as follows:

          (a)   First, to the Partners pro rata in accordance with their respective Percentage Interests until TRT has received aggregate distributions pursuant to this Section 6.2(a) equal to an Internal Rate of Return of 9.5%; and

          (b)   Second, (i) 15% to DDR and (ii) 85% to the Partners pro rata in accordance with their respective Percentage Interests until TRT has received aggregate distributions pursuant to Section 6.2(a) and this Section 6.2(b) equal to an Internal Rate of Return of 10%; and

          (c)   Third, (i) 20% to DDR and (ii) 80% to the Partners pro rata in accordance with their respective Percentage Interests until TRT has received aggregate distributions pursuant to Section 6.2(a), Section 6.2(b) and this Section 6.2(c) equal to an Internal Rate of Return of 11%; and

          (d)   Thereafter, (i) 25% to DDR and (ii) 75% to the Partners pro rata in accordance with their respective Percentage Interests.

        6.3    Accounting.

          (a)   The books of the Partnership shall be kept on the accrual basis and in accordance with accounting principles consistently applied.

          (b)   All direct out-of-pocket costs and expenses of keeping the books of account and the fees for accounting services shall be deemed and treated as expenses of the Partnership. The books of account shall be closed and balanced as of the end of each calendar year, and the Net Profits or Net Losses of the Partnership determined as herein provided. Copies of a report of such determination prepared by the Partnership's accountants, accompanied by a report of federal income tax information and a schedule of the Partners' Capital Accounts as of the end of each calendar year shall be furnished to each Partner. Each Partner (and any authorized representative of a Partner) shall have the right to examine said books of account during reasonable business hours. The Managing Partner will engage the Accountants to (i) review the Partnership's books, and (ii) prepare or review all tax returns for the Partnership, such outside accountants' expenses to be expenses of the Partnership. Notwithstanding the foregoing, if employees of DDR prepare tax returns for the Partnership (for review by a nationally recognized accounting firm) DDR shall be entitled to charge the Partnership an amount reasonably determined by DDR to cover DDR's cost (including overhead) of preparing such returns, (such cost currently estimated to be $20,000 per year), such amount not to exceed the reasonably estimated cost to the Partnership if the Accountants had prepared such returns.

        6.4    Capital Accounts.

          (a)   There shall be maintained a Capital Account for each Partner in accordance with this Section 6.4 and the principles set forth in Exhibit E hereto. The amount of cash or the Fair Market Value of other property contributed to the Partnership by each Partner, net of liabilities assumed by the Partnership or to which any property so contributed is subject, shall be credited to its Capital Account, and from time to time, but not less often than quarterly, the share of each Partner in profits, losses and distributions shall be credited or charged to its Capital Account. The determination of Partners' Capital Accounts, and any adjustments thereto, shall be made consistent with tax accounting and other principles set forth in Section 704(b) of the Code and applicable regulations thereunder.

          (b)   Immediately following the transfer of any Partnership Interest, the Capital Account of the transferee Partner shall be equal to the Capital Account of the transferor Partner attributable to the transferred interest and such Capital Account shall not be adjusted to reflect any basis adjustment under Code Section 743.

          (c)   For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, taking into account any adjustments required pursuant to Code Section 704(b) and the applicable regulations thereunder as more fully described in Exhibit Ehereto.

        6.5    Elections.    The Managing Partner, with the prior consent of the Executive Committee, shall elect pursuant to Code Section 754 to adjust the basis of the Partnership's assets for all transfers of Partnership Interests if such election would benefit any Partner or the Partnership; provided that to the extent such election is required under the Code or the Regulations, such election shall not require the prior consent of the Executive Committee.

        6.6    Deficit Restoration.    Except as specified in this Agreement, no Partner will be obligated to make an additional Capital Contribution to the Partnership to restore a deficit Capital Account balance or otherwise.

        6.7    Tax Matters.    DDR shall be the "Tax Matters Partner," as defined in Code Section 6231(a)(7) and shall (i) file or cause to be filed all tax returns and tax filings for the Partnership and (ii) subject to first having obtained the approval by the Executive Committee, make all elections and take such actions required or permitted by the Code with respect to the Partnership's federal income tax returns and tax matters. At the request of any EC Member, DDR shall prior to filing deliver to the Executive Committee for review and approval any tax return or other filing set forth in the request of such EC Member. DDR shall take no action as Tax Matters Partner (other than to ensure that each Partner is a "notice partner" for purposes of Section 6231 of the Code) without the approval of the Executive Committee. DDR shall keep the other Partners informed of all correspondence that it receives in its capacity as Tax Matters partner.

        6.8    Withholding; Tax Payments.    The Managing Partner is authorized to withhold and pay over all amounts required to be withheld pursuant to the Code (including, without limitation, Code Sections 1441, 1445 and 1446) or pursuant to any provision of any state or local tax law with respect to (i) any payment or distribution to any Partner or (ii) any allocation of income to any Partner. All amounts withheld and paid over pursuant to the Code or any provision of any state or local tax law shall be treated as amounts distributed to such Partner pursuant to this Article VI for all purposes of this Agreement. The allocations of any such amounts among the Partners shall be determined pursuant to any reasonable method chosen by the Managing Partner, with the prior consent of TRT that is in accordance with applicable law with the understanding that such allocations are intended to be made to the party that caused the tax to be incurred.

ARTICLE 7

MANAGEMENT

        7.1    Management by Managing Partner.    Subject to (i) those matters that are expressly reserved to the Partners under the Act or this Agreement and (ii) Major Decisions requiring the approval of the Executive Committee under Section 8.3, the management of the Partnership shall be vested in the Managing Partner, and the Managing Partner shall have the power and authority to conduct the business and affairs, and take all actions on behalf, of the Partnership. Other than any Partner serving as the Managing Partner and except for any actions with respect to which a Partner is expressly empowered or authorized pursuant to this Agreement, no Partner shall have the power or authority to act for or bind the Partnership. It is expressly understood and agreed that the Managing Partner shall not be required to devote its entire time or attention to the business of the Partnership, although the Managing Partner and its officers, employees, Affiliates and EC Members shall devote such time to the business of the Partnership and the Subsidiaries as may be necessary or desirable in order to carry out the duties of the Managing Partner hereunder. Except as otherwise expressly provided herein, no Partner nor any member, partner, shareholder, officer, director, employee, agent or representative of any Partner shall receive any salary or other remuneration for its services rendered pursuant to this Agreement. Subject to Article XI, the Managing Partner shall not be restricted in any manner from participating in any other business activities even if those activities may be competitive with the Business.

        7.2    Appointment of Managing Partner.    DDR is hereby appointed as the Managing Partner of the Partnership.

        7.3    Managing Standard.    The Managing Partner shall perform its duties as Managing Partner in good faith and in the best interests of the Partnership and will exercise commercially reasonable efforts to cause the Partnership, the Subsidiaries and the Properties to be operated and managed in accordance with the Annual Plan and Budget and this Agreement and otherwise in accordance with the standard of care required of professional managers of properties similar to the Properties (the "Management Standard"). The Managing Partner shall at all times maintain an organization sufficient to enable it to carry out all of its duties, obligations and functions as Managing Partner under this Agreement. The Partners acknowledge and agree that absent fraud, willful misconduct or gross negligence on the part of the Managing Partner the sole and exclusive remedy of any Partner for any claims arising from a breach by the Managing Partner of the Management Standard shall be the removal of the Managing Partner as managing partner.

        7.4    Authority of the Managing Partner.    The authority of the Managing Partner shall be limited to implementing the decisions of the Executive Committee as provided in Section 8.6 and to conducting the day-to-day administrative business of the Partnership. No financial institution or person, firm, corporation or other entity dealing with the Managing Partner with respect to the Partnership or any of its assets and properties shall be obligated to see that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act or action of the Managing Partner, and every contract, agreement, deed, mortgage, lease, note or other instrument or document executed by the Managing Partner shall be conclusive evidence in favor of any financial institution, person, firm, corporation or other entity relying thereon that such instrument or document was duly executed and is binding upon the Partnership, and that the Managing Partner is duly authorized and empowered to execute and deliver such agreement, document or other instrument for and on behalf of the Partnership.

        7.5    Specific Duties of the Managing Partner.    To the extent the Partnership makes available to the Managing Partner sufficient funds, the Managing Partner agrees that, in addition to any obligations and responsibilities set forth elsewhere in this Agreement, and subject to receiving approval of the Executive Committee for any Major Decision, the Managing Partner shall at no cost to the Partnership (except as specifically provided for in the Management and Leasing Agreement or as specifically provided for in an approved Annual Plan and Budget), in its capacity as Managing Partner of the Partnership, and acting on behalf of the Partnership in respect of the Subsidiaries take the actions set forth below. It is acknowledged and agreed by each Partner that (1) the taking of any of the actions set forth below shall be at the sole cost and expense of the Partnership and that if sufficient funds as determined by the Managing Partner are not made available to the Managing Partner in order to permit the Managing Partner to take any such action, the failure to take such action shall not constitute a default by the Managing Partner hereunder, (2) the failure to take any action requiring the approval of the Executive Committee shall not constitute a default by the Managing Partner hereunder if such approval is not given in a timely manner, and (3) the failure of the Managing Partner to take any action as a result of the exercise by TRT of its rights under Section 14.2 hereof shall not constitute a default by the Managing Partner hereunder. It is further acknowledged and agreed that the failure to take any particular action required pursuant to this Section 7.5 shall not constitute grounds for removal of the Managing Partner unless such failure otherwise constitutes grounds for "cause" under Section 7.7(a)(1).

          (a)   manage the Partnership and the Subsidiaries and the Properties in accordance with the Management Standard, including supervision of the Property Manager pursuant to the Management and Leasing Agreement;

          (b)   enter into and enforce agreements (or cause the Property Manager to enter into and enforce agreements) with such contractors, subcontractors, managers, consultants, engineers, architects, brokers, attorneys and accountants as the Managing Partner may reasonably select, on such terms and for such reasonable compensation as the Managing Partner shall determine, and subject to compliance with Section 3.6, notwithstanding the fact that DDR or any other Partner may have a financial interest in, or otherwise be affiliated with, any such firms or corporations;

          (c)   supervise the leasing of the retail space at the Properties by the Property Manager pursuant to the Management and Leasing Agreement, including the enforcement of leases of space at the Properties and the collection of rents and other amounts payable by tenants and the payment of compensation for such leasing services in the manner described in the Management and Leasing Agreement;

          (d)   prosecute, defend, adjust, compromise, settle, refer to arbitration or otherwise deal with any claims in favor of or against the Partnership or any Subsidiary and use commercially reasonable efforts to recover any and all revenues, receipts and consideration due and payable to the Partnership or any Subsidiary;

          (e)   keep all books of account and other records of the Partnership and the Subsidiaries and deliver all reports in the manner provided in Article 10;

          (f)    protect and preserve the title and interest of the Partnership and the Subsidiaries in the Properties, including keep the Properties free from mechanics' and Materialmen's liens;

          (g)   comply in all material respects with the terms and provisions of any license, permit, restrictive covenant, easement agreement or subdivision requirements or conditions affecting the

  Properties or any portion thereof, and any and all material contracts entered into or assumed by the Partnership;

          (h)   comply in all material respects with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state, municipal or local governmental authority or of the Board of Fire Underwriters or any other body exercising functions similar to those of any of the foregoing, including any of the forgoing relating to zoning, parking, building set-back, public accommodation, handicapped accessibility or other requirements or restrictions;

          (i)    comply in all material respects with the terms and provisions of the Loan Documents;

          (j)    pay or cause to be paid, prior to delinquency, all insurance premiums, debts and other obligations of the Partnership, including amounts due under the Loan Documents, except to the extent the same are being contested in good faith;

          (k)   make distributions from the funds of the Partnership periodically to the Partners in accordance with the provisions of this Agreement;

          (l)    install and maintain a property management accounting system approved by the Executive Committee;

          (m)  pay, before delinquency and prior to the addition of interest or penalties, all taxes, assessments and other impositions applicable to the Properties and any other assets owned by the Partnership or the Subsidiaries (except to the extent the same are being contested in good faith), and undertake when approved by the Executive Committee any action or proceeding seeking to reduce such taxes, assessments or other impositions and to pay all bills and obligations of the Partnership and each Subsidiary in accordance with normal industry standards (except to the extent the same are being contested in good faith);

          (n)   apply for and use all commercially reasonable efforts to obtain any and all financing approved by the Executive Committee required or desirable to carry out the purposes of the Partnership and the Subsidiaries; and in that regard the Managing Partner shall keep TRT informed of all material actions related to obtaining such financing, including the selection of qualified lenders, the issuance of requests for proposals, the preparation of loan applications and the negotiation and delivery of term sheets, commitment letters and definitive loan documents, and the Managing Partner shall provide TRT and its counsel with the opportunity to participate in all of the foregoing, including any material negotiations, discussions or decisions relating to such financing;

          (o)   upon the request of any Partner and upon reasonable advance notice, provide access during regular business hours to originals, and deliver photocopies, of all contracts, agreements, leases, records and other documentation affecting or otherwise relating to the Partnership, any Subsidiary or any Property;

          (p)   obtain and maintain such public liability, casualty and other insurance required by Lender or as the Managing Partner deems reasonably necessary;

          (q)   cause one or more interest-bearing accounts to be maintained in the Partnership's name at one or more banks approved by the Executive Committee, each of which shall be a member of the FDIC;

          (r)   cause such certificates to be filed and do such other acts as may be required by applicable law to qualify and maintain the Partnership and each Subsidiary in good standing in the states where they do business and are required to be so qualified (except where the failure to be so qualified would not have a material adverse effect on the Partnership); and

          (s)   perform all other services expressly required to be performed by the Managing Partner hereunder.

        7.6    Resignation of Managing Partner.    The Managing Partner may resign only if (i) DDR's interest in the Partnership is transferred to any Person that is not a Related Party to DDR as contemplated by and in accordance with Section 12.3, or (ii) DDR is terminated as Property Manager under the Management and Leasing Agreement.

        7.7    Removal of DDR as Managing Partner.

          (a)    Removal for Cause.

            (i)    Subject to the cure provisions of this Section 7.7, TRT shall have the right to remove DDR as the Managing Partner for "cause" (as defined below) by delivering to DDR a written notice of removal and stating in reasonable detail the grounds for removal (a "Removal Notice"); provided, however, that unless DDR acknowledges in writing that cause for removal exists, any such removal shall be effective only upon the issuance of a written determination by a mediator reasonably acceptable to DDR and TRT (the "Mediator") that "cause" exists. For purposes of this Agreement, "cause" shall mean (1) the breach by DDR of any material provision of this Agreement (including, without limitation, the failure of DDR to make any required Capital Contribution, other than in respect of Preservation Costs), (2) fraud by DDR with respect to any matter relating to the Partnership, (3) gross negligence by DDR in the performance of its duties as Managing Partner under this Agreement, (4) willful misconduct by DDR in the performance of its duties as Managing Partner under this Agreement, (5) DDR becomes a Bankrupt Partner, (6) DDR (or any Related Party) is terminated as a result of a "Property Manager Event of Default" (as such term in defined in the Management and Leasing Agreement) as Property Manager under the Management and Leasing Agreement, (7) DDR (or any Related Party) is terminated for "cause" as Asset Manager under the Asset Management Agreement, (8) the breach by DDR Parent of any material provision of the Master Lease or (9) the breach by DDR Parent or any of the other "Contributors" under the Contribution and Sale Agreement of any material provision of the Contribution and Sale Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that a breach of a representation or warranty by any Contributor under the Contribution and Sale Agreement shall not be considered a breach of a material provision of the Contribution and Sale Agreement for purposes of this Section 7.7(a)(i). (ii) If the Partners are unable to agree on a mediator within thirty (30) days of the date that DDR received the Removal Notice, then within ten (10) days thereafter the Partners shall each select a reputable qualified mediator located in New York, New York. If either of the Partners shall fail to designate a mediator within said ten (10) day period and thereafter shall fail to do so within three (3) days after written notice by the other Partner requesting such designation, then notwithstanding the following provisions of this Section 7.7, the mediator that has been selected shall be deemed approved. The two mediators selected shall select a third mediator having an office in New York, New York, and the third mediator so selected shall be deemed approved by the Partners. If the first two mediators shall fail to agree upon the designation of a third mediator, then the approved mediator shall be appointed by the American Arbitration Association in the City of New York, New York. The Partners agree to submit their written arguments (the "Written Arguments") to the Mediator within ten (10) Business Days following the acceptance by the Mediator of its appointment hereunder and to cause the Mediator to render its written determination (based solely on the Written Arguments) of whether cause exists no later than thirty (30) days following submission of the Written Arguments. The written determination of the Mediator shall only be effective for purposes of establishing the effective date of DDR's removal, but shall not be final or binding on the parties for the purpose of determining whether cause actually exists and either party may seek a judicial determination of that issue. If it is ultimately determined by a final, non-appealable order of a court of competent jurisdiction that cause did not exist, (i) DDR shall be entitled to be reinstated as Managing Partner and shall be paid an amount equal to the Asset Management Fees otherwise payable for the period of time beginning with DDR's removal and ending with its reinstatement as Managing Partner), (ii) any deferred Asset Management Fees will be reinstated and thereafter paid in accordance with Section 3.5 and the Asset Management Agreement, (iii) DDR's Promote Interest shall be reinstated, retroactive to the date of removal, (iv) all agreements between the Partnership or any Subsidiary and DDR or any Related Party of DDR that were terminated shall be reinstated, (v) DDR's right to appoint members to the EC Committee shall be reinstated, (vi) DDR's appointees to the EC Committee shall be reinstated, (vii) the Partnership shall pay to DDR all fees payable under the Management and Leasing Agreement for the period of time beginning with DDR's removal and ending with its reinstatement as Property Manager and (viii) TRT shall no longer have the right to invoke the Marketing Right pursuant to subclause (F) of clause (iv) below, but TRT shall have the right to continue marketing and may cause the Partnership or a Subsidiary to sell any Property for which it had invoked the Marketing Right pursuant to subclause (F) of clause (iv) below and was actively marketing prior to DDR's reinstatement (DDR acknowledges that the foregoing shall not prohibit TRT from invoking the Marketing Right pursuant to Section 3.10 at any time TRT would otherwise have had such right pursuant to Section 3.10).

            (iii)  If (A) the cause or grounds for removal is based upon anything other than fraud or willful misconduct (including, without limitation, the breach by DDR Parent of any material provision of the Master Lease or the breach by DDR Parent or any of the other "Contributors" under the Contribution and Sale Agreement of any material provision of the Contribution and Sale Agreement), (B) the cause or grounds for removal can be cured within thirty (30) days after the date of receipt by the Managing Partner of the notice of removal and (C) the Managing Partner gives the Partners a written undertaking to cure such matter within such 30-day period, then the Managing Partner shall have such 30-day period in which to cure the cause or grounds for removal or, if the Managing Partner requests additional time for completing the cure and is proceeding diligently to complete the cure, an additional thirty (30) days in which to complete the cure. The costs and expenses of any such cure (X) shall be paid solely, fully and directly by the Managing Partner and not by the Partnership or any other Partner and (Y) shall not be treated as an additional Capital Contribution or loan to the Partnership or any other Partner. Notwithstanding the foregoing, the Managing Partner shall not be entitled to effect a cure under this clause (iii) more frequently than three times within any 12-month period.

            (iv)  If DDR is removed as Managing Partner for cause, then from and after the date of removal (A) DDR shall no longer have the right to appoint any members of the EC Committee, (B) DDR's appointees to the EC Committee shall be deemed removed, (C) all agreements between DDR (or any Related Party of DDR) and the Partnership or any Subsidiary shall be terminated, (D) DDR shall no longer be entitled to receive the Asset Management Fee, other than any Asset Management Fees payable for the current fiscal quarter of the Partnership through the date of removal (but any Asset Management Fees which have been deferred due to the failure of the Partnership to achieve a 7% Net Operating Cash Yield will be cancelled), (E) DDR's Promote Interest will be cancelled and all subsequent distributions of Net Cash Flow shall be made pro rata in accordance with the Partners' respective Percentage Interests notwithstanding any contrary provision of Section 6.2 or any other provision of this Agreement and (F) TRT may at any time thereafter invoke the Marketing Right. The removal of DDR as the Managing Partner shall be in addition to and not in limitation of any other remedies available to the Partnership and the Partners with respect to the actions giving rise to such removal for cause.

          (b)    Removal Based Upon Change of Control Event.

            (i)    TRT shall have the right to remove DDR as the Managing Partner if DDR suffers a Change of Control Event and TRT delivers written notice of removal to DDR within three hundred sixty-five (365) days following the date TRT receives notice of the Change of Control Event.

            (ii)   If DDR is removed as a result of a Change of Control Event, then (A) TRT shall have the right to be exercised by written notice to DDR delivered no later than sixty (60) days following such removal to terminate all agreements between DDR (or any Related Party of DDR) and the Partnership or any Subsidiary, (B) from and after DDR's removal, DDR shall no longer be entitled to receive the Asset Management Fee, other than any Asset Management Fees payable for the current fiscal quarter of the Partnership through the date of removal (which will be paid no later than sixty (60) days following removal) and any Asset Management Fees that have been deferred due to the failure of the Partnership to achieve a 7% Net Operating Cash Yield (which deferred fees will continue to be carried forward and paid if and when the conditions to such payment have been satisfied in accordance with Section 3.5 as if DDR had not been removed), (C) DDR shall be paid the Promote Value determined as of the date of removal no later than thirty (30) days following DDR's removal, (D) from and after the date DDR is paid the Promote Value, DDR's Promote Interest will be cancelled and all subsequent distributions of Net Cash Flow shall be made pro rata in accordance with the Partners' respective Percentage Interests notwithstanding any contrary provision of Section 6.2 or any other provision of this Agreement and (E) at any time thereafter either Partner may elect to invoke the Marketing Right.

          (c)    Appointment of Successor Managing Partner.    Upon any removal of the Managing Partner (or if the Managing Partner resigns pursuant to Section 7.6), the members of the Executive Committee appointed by TRT shall approve the appointment of a replacement Managing Partner.

        7.8    Officers.

          (a)   The Partnership and the Subsidiaries shall have no employees. However, the Managing Partner may appoint one or more of its employees, officers, representatives or agents (or those of a Related Party) to act as officers of the Partnership or any of the Subsidiaries. Except as otherwise expressly provided in this Agreement, however, the Managing Partner shall be solely responsible for the compensation and overhead costs of such officers, and no Person shall be entitled to any compensation for acting as an officer or EC Member of the Partnership or any Subsidiary.

          (b)   The Managing Partner may select a president, such number of vice presidents as it may from time to time determine, a secretary, a treasurer, and such other officers as the Managing Partner may from time to time elect or appoint for the purpose of carrying out the directives of the Managing Partner and carrying on the day-to-day business of the Partnership. The initial officers of the Partnership are set forth on Exhibit G hereto. Each officer and agent shall hold office for the term for which he is elected or appointed and until his successor has been elected or appointed and qualified or until his earlier resignation or removal in accordance with this Agreement. Any two or more offices may be held by the same person, except the offices of President and Secretary.

          (c)   Any officer or agent elected or appointed by the Managing Partner may be removed by the Managing Partner whenever in its judgment the best interests of the Partnership will be served thereby. Election or appointment of any officer or agent shall not of itself create contract rights.

          (d)   Any vacancy occurring in any office may be filled by the Managing Partner.

          (e)   Officers shall have such authority and perform such duties in the management of the Partnership as are provided in this Agreement or as may be determined by the Managing Partner, provided that no Officer shall have any authority to take any action that is not permitted to be taken by the Managing Partner, acting alone.

          (f)    The delegation by the Managing Partner of its duties or responsibilities to an officer or agent shall not relieve the Managing Partner from its obligations hereunder, and the Managing Partner shall be responsible for actions taken by such officer or agent to the same extent as if taken by it directly.

ARTICLE 8

EXECUTIVE COMMITTEE; MAJOR DECISIONS

        8.1    Establishment of Executive Committee.    The Partners hereby establish an Executive Committee (the "Executive Committee") consisting of four (4) members (each, an "EC Member"). DDR and TRT shall each have the right to appoint two (2) EC Members. The following individuals are hereby appointed as initial EC Members:

DDR EC Members	TRT EC Members
Scott A. Wolstein	John Blumberg
Daniel B. Hurwitz	John Chambers

        8.2    Purpose of Executive Committee.    The sole function of the Executive Committee is to approve or disapprove Major Decisions.

        8.3    Major Decisions.    Major Decisions requiring the approval of the Executive Committee are set forth and described in Exhibit H attached to this Agreement.

        8.4    Procedure Relating to Adoption of Major Decisions.    Each Partner may propose to adopt, modify or revoke a Major Decision at any time. Whenever a Partner proposes to adopt, modify or revoke a Major Decision it shall deliver a written notice to the Executive Committee (a "Major Decision Proposal Notice"). Each Major Decision Proposal Notice shall (i) describe the proposal in detail reasonable under the circumstances and (ii) contain information, reasonable under the circumstances, necessary to permit the Executive Committee to make a reasonably informed decision on the proposal. The Executive Committee shall not be required to hold meetings. If the EC Members elect to have a meeting, each meeting of the Executive Committee shall be held at the office of the Managing Partner or, at any EC Member's option, by telephone, unless the EC Members otherwise agree. If a Person attends (whether in person or telephonically) a meeting, such attendance shall constitute a waiver by such Person of notice of such meeting, unless such Person attends the meeting for the purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. A Person may vote at such meeting by written proxy executed by that Person and delivered to the Managing Partner. A proxy shall be revocable unless it is stated to be irrevocable. Any action required or permitted to be taken by the Executive Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by all of the EC Members. Any meeting may take place by means of telephone conference, video conference, or similar communication equipment by means of which all Persons participating therein can hear each other.

        8.5    Approval of Major Decisions; Pre-Approved Major Decisions.    The adoption, modification or revocation of a Major Decision requires the approval of a majority of the EC Members, including (i) at least one EC Member appointed by DDR and (ii) at least one EC Member appointed by TRT, each acting in its sole discretion. Each EC Member shall have the right to act in a manner which he or she considers to be in the best interests of the Partner that appointed him or her, and shall have no obligation to consider the interests of any other Person. Solely with respect to the Major Decisions listed in paragraphs (a) and (b) of Exhibit H, if an EC Member does not expressly approve or disapprove such Major Decision within five (5) Business Days after written request for such approval and within three (3) Business Days after delivery of a second written request (which second request includes at the top of the first page a bold heading in 12 point type, all capital letters, stating "THIS IS A SECOND REQUEST FOR YOUR APPROVAL. YOUR FAILURE TO RESPOND WITHIN THREE BUSINESS DAYS AFTER YOUR RECEIPT OF THIS NOTICE (THAT IS, BY                        ,        ) WILL BE DEEMED TO CONSTITUTE YOUR APPROVAL OF THE MAJOR DECISION DESCRIBED BELOW"), then such EC member will be deemed to have approved such Major Decision. Any Major Decision approved or deemed approved in accordance with this Section 8.5 shall bind the Partnership, unless it is later amended, modified or revoked as a Major Decision as provided in Section 8.6 hereof. Exhibit I attached to this Agreement sets forth Major Decisions that have been approved by the Executive Committee as of date of this Agreement.

        8.6    Implementation.    The Managing Partner shall, to the extent the Partnership makes available sufficient funds, implement fully each Major Decision approved by the Executive Committee in accordance with this Article VIII. The Managing Partner shall not have the right or power either on behalf of the Partnership or any Subsidiary or on its own behalf (and shall not permit any officer or agent or other Person to whom the Managing Partner may have delegated its duties hereunder, including the Property Manager under the Management and Leasing Agreement or the Asset Manager) to make any commitment or engage in any undertaking or action that requires approval as a Major Decision unless and until such Major Decision has been approved by the Executive Committee in accordance with Section 8.5.

        8.7    Resignation, Removal and Vacancy of EC Members.

          (a)   Each EC Member may resign at any time by giving notice to all other EC Members.

          (b)   Each EC Member may be removed, with or without cause, only by the Partner that initially appointed such EC Member.

          (c)   Any vacancy on the Executive Committee shall be filled by the Partner that initially appointed the EC Member to the seat that is then vacant.

ARTICLE 9

PROPERTY MANAGEMENT AND LEASING

        9.1    Engagement of Property Manager; Approval of Management and Leasing Agreement.    DDR Parent shall be engaged as the Property Manager upon the terms and subject to the conditions set forth in the Management and Leasing Agreement. The terms and conditions of the Management and Leasing Agreement are hereby approved and adopted as a Major Decision. DDR, in its capacity as Managing Partner, is hereby authorized and directed to execute and deliver (or cause to be executed and delivered) the Management and Leasing Agreement for and on behalf of the Subsidiaries.

        9.2    Enforcement of Certain Agreements.    Notwithstanding any other provision in this Agreement to the contrary, including, without limitation, Article VII, if DDR, in its capacity as Managing Partner of the Partnership, fails or refuses to enforce the terms of the Management and Leasing Agreement, the Contribution and Sale Agreement, the Master Lease or any other agreement entered into with DDR or any DDR Affiliate pursuant to Section 3.6 or any other rights the Partnership or a Subsidiary may have against DDR or any DDR Affiliate for and on behalf of the Partnership, then TRT may implement, enforce or take any termination or other enforcement action of the Partnership or any Subsidiary that arises pursuant to the Management and Leasing Agreement, the Contribution and Sale Agreement, the Master Lease or any other such agreement, upon written notice to DDR.

        9.3    Compensation of Property Manager.    The Property Manager shall receive the fees in the amounts and at the times provided for in the Management and Leasing Agreement, and such further amounts as agreed to as a Major Decision by the Executive Committee and provided in the Annual Plan and Budget. The Property Manager shall have the right, without the consent of the Partnership or any Partner, to assign its rights under the Management and Leasing Agreement to any Related Party of the Property Manager.

        9.4    Modification of the Management and Leasing Agreement.    The Management and Leasing Agreement shall not be modified unless such modification is in writing and such writing is authorized as a Major Decision by the Executive Committee.

ARTICLE 10

ANNUAL PLAN AND BUDGET, REPORTS AND TAX RETURNS

        10.1    Annual Plan and Budget.    Attached as Exhibit J is an annual plan and budget for the operation of the Properties for the Fiscal Year ending December 31, 2007 (the "Annual Plan and Budget"). On or before November 1, 2007 and November 1st of each succeeding Fiscal Year of the Partnership, the Managing Partner shall prepare or cause to be prepared an Annual Plan and Budget for the operation of the Properties for the next Fiscal Year, which shall be in the form set forth as Exhibit J and shall contain (i) a budget for the Properties over the period covered by the Annual Plan and Budget, including a detailed description of the anticipated Expenses, including those anticipated for maintenance, repair and management of the Properties and any planned or required improvements to the Properties with the schedule for such improvements, (ii) leasing guidelines for rental of any space at the Properties (if applicable), (iii) a leasing plan addressing strategies for renting of any vacant space (if applicable), and (iv) such other matters as any member of the Executive Committee may reasonably require. The Annual Plan and Budget shall be submitted to the Executive Committee for approval, and after such approval the Managing Partner shall use its commercially reasonable efforts to implement the Annual Plan and Budget, provided that in no event will the Managing Partner, as such, be required to advance funds to the Partnership for such purposes. Until such time as the Executive Committee has approved a proposed budget or business plan, the most recently approved Annual Plan and Budget shall continue to apply; provided, however, that such Annual Plan and Budget shall automatically be adjusted to reflect (a) actual increases in real estate taxes and other governmental impositions, utility costs and insurance premiums, (b) the actual amount of the debt service under the Loan Documents, (c) actual increases in amounts required to be paid under existing agreements to which the Partnership or any Subsidiary is a party and (d) amounts required to be paid under agreements entered into during such Fiscal Year by the Partnership or any Subsidiary with the approval of the Executive Committee.

        10.2    Maintenance of Books and Records.    The Managing Partner shall cause the Partnership and each Subsidiary to keep, at the principal office of the Partnership, accurate, full and complete books, records and accounts in accordance with accounting principles generally accepted in the United States ("GAAP"). Such books and records shall show the assets, liabilities, costs, expenditures, receipts, profits and losses of the Partnership, and shall include provision for the separate Capital Accounts of each Partner.

        10.3    Financial Reporting.    For each reporting period, the Managing Partner shall send the reports referenced below to each Partner, at the expense of the Partnership or the applicable Subsidiary, within the time periods set forth below. Failure to timely provide required reports will be a breach of this Agreement and TRT shall be entitled to injunctive relief for any such breach, it being agreed that damages would be in inadequate remedy; provided, however, that any such breach shall be subject to the cure provisions of Section 7.7(a)(iii).

          (a)    Annual Financial Statements.    As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a consolidated balance sheet of the Partnership and its

  Subsidiaries as of the end of such Fiscal Year, together with related consolidated statements of income, partners' capital, cash flows and changes in financial position for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and all prepared in accordance with GAAP applied on a consistent basis. The annual financial statements referred to above shall include all required disclosures that are considered an integral part of the financial statements as prepared in conformity with GAAP and industry standards. In addition to the foregoing annual financial statements, the Managing Partner shall deliver to TRT at the time it delivers the annual financial statements required pursuant to this Section a completed property services questionnaire for each Property in the form the Managing Partner uses in connection with the operation of its business or in such other form as TRT may reasonably request in order to evaluate the amount of "impermissible tenant services income" received by the Partnership (each, a "Completed Property Services Questionnaire").

          (b)    Monthly Reports.    The Managing Partner will close the books for the Partnership and each Subsidiary on the twenty-fifth (25th) day of each month and, by the twelfth (12th) day of the following month, will send to each Partner monthly reports, as more specifically described in Exhibit K. Such reports may take the form of the Managing Partner's standard reporting package, subject to approval by TRT. All such monthly financial statements shall be subject to year-end adjustments.

        (c)    Quarterly Reports.    To the extent not previously provided in the monthly reporting process, the Managing Partner shall provide information for the fiscal quarter by the twelfth (12th) day of the following month (including the fourth quarter of each Fiscal Year), to allow TRT to complete its quarterly reporting required for public companies. In addition to the foregoing, the Managing Partner shall include in the quarterly report that it delivers to TRT for the quarter ending June 30th of each Fiscal, Year current Completed Property Service Questionnaires.

        10.4    Tax Returns.    All U.S. Federal, state and local income tax returns shall be prepared by or under the direction of the Executive Committee. At the request of any EC Member, the Managing Partner shall cause drafts of all tax returns (including all related schedules and exhibits and, upon request, copies of all supporting work papers) to be submitted to the Executive Committee for its approval no later than April 1 each calendar year. The Managing Partner shall file or cause to be filed all such tax returns required to be filed by or on behalf of the Partnership.

        10.5    Inspection and Audit Rights.    Each Partner may, at its own expense, review and/or audit the books, records and reports of the Partnership or any Subsidiary, and in furtherance thereof, may inspect and copy during normal business hours any of the Partnership or Subsidiary books and records required to be maintained in accordance with this Agreement. Such right may be exercised through any agent, representative or employee of a Partner or by an independent certified public accountant designated by such Partner.

        10.6    SEC Reporting and Auditor Cooperation.

          (a)   The Managing Partner acknowledges that TRT will be required to cause an audit to be performed by TRT's independent auditor with respect to the Properties consistent with SEC Regulation S-X Rule 3-14, and that the Contributors will have the obligation pursuant to the Contribution and Sale Agreement to provide certain information and to cooperate with TRT in completing such audit. In that event, the Managing Partner shall, from time to time, upon reasonable advance written notice from TRT, require that the Contributors provide TRT with (a) particular non-confidential, non-proprietary financial, leasing and other information pertaining to the period of the Contributors' ownership and operation of the Properties (as described in the Contribution and Sale Agreement), as requested by TRT, which information is relevant and reasonably necessary, in the opinion of TRT's independent auditor, to enable TRT and its independent auditor to prepare financial statements and to conduct an audit of such financial statements in accordance with accounting principles generally accepted in the United States and (b) a representation letter to TRT's independent auditor in accordance with auditing standards generally accepted in the United States. To the extent that such information relates to periods when the Properties were owned by the Subsidiaries, the Managing Partner will cause the Subsidiaries to provide such information and such representation letter.

          (b)   The appropriate personnel of the Managing Partner and the Property Manager and Asset Manager shall make themselves reasonably available to TRT's accounting personnel and its independent auditors to allow them to conduct TRT's annual audit and quarterly reviews as are appropriate for public companies (all at no cost to TRT and the applicable Partnership or Subsidiary). The Managing Partner, the Property Manager and the Asset Manager shall cooperate in a timely and reasonable manner with TRT and its independent auditor in the conduct of the annual audit and quarterly reviews.

        10.7    Disclosure Information.    The Managing Partner shall provide, or cause to be provided, to TRT copies of and shall grant TRT access to, any other factual information (the "Disclosure Information") as may be reasonably requested by TRT to enable TRT or its Affiliates to make the necessary filings as and when such filings with the Securities and Exchange Commission are required and to otherwise permit TRT to comply with laws applicable to public companies, but only to the extent that such Disclosure Information is in the possession or control of the Managing Partner, the Property Manager or the Asset Manager or any of their respective Affiliates.

        10.8    Internal Controls.    The Managing Partner will be responsible for ensuring that the Partnership and each Subsidiary has adequate controls in place to enable TRT to comply with the provisions of the Sarbanes-Oxley Act of 2002 ("S-OX"), including, but not limited to, the following: controls over initiating, authorizing, recording, processing, and reporting significant accounts of the Partnership and each Subsidiary; controls over the selection and application of accounting policies that are in conformity with GAAP; antifraud programs and controls; information technology general controls on which other controls are dependent; controls over significant non-routine and nonsystematic transactions of the Partnership and each Subsidiary, such as accounts involving judgments and estimates; Partnership or Subsidiary-level controls, including the control environment, and controls over the period-end financial reporting process (including controls over procedures used to enter transaction totals into the general ledger, controls to initiate, record and process journal entries in the general ledger, and controls to record recurring and nonrecurring adjustments to the financial statements). The Managing Partner shall document all controls in place and upon reasonable advance notice make itself and its employees and agents reasonably available to TRT's accounting personnel and its independent auditors to allow them to conduct TRT's S-OX compliance documentation and testing as required for public companies, all at no cost to TRT and the applicable Partnership or Subsidiary. The Managing Partner shall cooperate in a timely and reasonable manner with TRT and its independent auditor in the conduct of any such S-OX compliance documentation and testing.

ARTICLE 11

COMPETING ACTIVITIES

        11.1    Competing Activities.    Each of the Partners and their respective Affiliates, Related Parties, officers, directors, employees, members and principals, may engage in or possess any interest in any other business ventures of any kind, independently or with others, including but not limited to the ownership, financing, leasing, operating, management, syndication, brokerage, development or renting of real or personal property. The fact that a Partner may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of real or personal property and may take advantage of such opportunities or introduce such opportunities to Affiliates, Related Parties or other entities shall not subject such Partner to liability to the Partnership or any other Partner on account of the lost opportunity. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the relationship created hereby in or to such ventures, or to the profits or proceeds derived therefrom, and the pursuit of such ventures, even though competitive with the business of the Partnership, shall not be deemed wrongful or improper. Nothing contained in this Agreement shall be deemed to prohibit any Partner or any Affiliate or Related Party of any Partner from dealing, or otherwise engaging in business, with Persons transacting business with the Partnership or from providing services relating to the purchase, sale, rental, management or operation of real or personal property and receiving compensation therefor, not involving any direct or indirect payment by the Partnership or any rebate or reciprocal arrangement which would circumvent the restrictions set forth herein upon dealings with Affiliates or Related Parties, from any Persons who have transacted business with the Partnership or other third parties.

        11.2    Certain Leasing Matters.    If DDR Parent or any Affiliate of DDR Parent owns, acquires, develops or manages real property within a three mile radius of any Property (each such Person, a "Competing Entity" and each such real property, a "Competing Properties"), such Competing Entity agrees to market both the Company's Property and the Competing Property on a good faith basis, to present to prospective tenants all available space in the Property that meets such tenant's stated requirements and are within such prospective tenant's rental range, and thereafter not to favor one property over the other. DDR Parent agrees for itself and its Affiliates that it will not actively solicit any current tenant of any Property for any Competing Property; provided that the foregoing shall not prohibit DDR Parent or any Affiliate of DDR Parent from fielding inquiries from current tenants of the Properties or responding to requests for proposals of current tenants with respect to space in Competing Properties and from presenting to such current tenants available space in a Competing Property that meets such tenant's stated requirements and are within such tenant's rental range. DDR shall notify TRT if DDR Parent or any Affiliate of DDR Parent submits any written proposal for the lease of space in a Competing Property to any tenant of a Property prior to the expiration of such tenant's lease term at a Property.

ARTICLE 12

TRANSFERS OF INTEREST; WITHDRAWAL

        12.1    General Prohibition on Transfers    Except as otherwise set forth in this Article XII, no Partner may Transfer any portion of its Partnership Interest without the prior written consent of all other Partners, which may be granted or withheld in each Partner's sole and absolute discretion, and any attempt to do so shall be null and void. For purposes of this Section 12.1, transfers of interests in DDR or TRT and changes in ownership of any corporation, partnership, limited liability company or other entity that owns an interest in DDR or TRT shall not be prohibited or be considered a transfer of the Partnership Interest of DDR or TRT. No Transfer (whether or not contemplated by this Agreement) shall give the transferee the right to be admitted as a Substitute Partner except as set forth in Sections 12.2 and 12.5.

        12.2    Permitted Transfers.    Subject to Section 12.4 but notwithstanding any other provision of this Agreement, any Partner may, without the consent of any other Partner and without complying with the provisions of Section 12.3, Transfer all or any portion of such Partner's Partnership Interest to: (i) another Partner, and (ii) to any Related Party of a Partner, other than any Related Party that is not a United States resident or a Person formed and existing under the laws of any State of the United States. Subject to Section 12.4, any Partner transferring a Partnership Interest in accordance with this Section 12.2 shall have the unilateral right to cause such assignee or transferee to be admitted as a Substitute Partner. Upon a Transfer of any Partnership Interest to any Affiliate or Related Party of a Partner under this Section 12.2, the transferor shall remain subject to all obligations under this Agreement as if no such Transfer had been made.

        12.3    Transfers Subject to Right of First Refusal.

          (a)   Subject to Sections 12.1 and 12.4, if any Partner desires to Transfer all or any portion of its Partnership Interest other than to a permitted transferee under Section 12.2 (the "Transferred Interest"), then such Partner (the "Transferring Partner") shall provide written notice (the "Transfer Notice") to the other Partners (the "Non-Transferring Partners") setting forth (A) the Transferred Interest, (B) the price at which the Transferred Interest is proposed to be transferred and (C) in the case of a proposed sale or exchange for value, the terms of the proposed transfer, including the payment terms. The Non-Transferring Partners shall have the right and option (the "Option") to purchase (or cause their nominee to purchase) all, but not less than all, of the Transferred Interest. If more than one Non-Transferring Partner desires to exercise the Option, the Non-Transferring Partners will purchase the Transferred Interest in proportion to such Non-Transferring Partner's Percentage Interests in the Partnership or as they may otherwise agree among themselves. Any Non-Transferring Partner desiring to exercise the Option shall deliver written notice (the "Exercise Notice") to that effect to the Transferring Partner within thirty (30) days after the Transfer Notice is given (the "Option Period") and the sale shall be consummated on the terms and conditions set forth in the Transfer Notice.

          (b)   If Non-Transferring Partner(s) elect to purchase (or cause their nominees to purchase) less than all of the Transferred Interest during the Option Period, then the Transferring Partner shall be entitled to transfer the Transferred Interest so long as (i) such transfer is consented to by all other Partners, which consent may be granted or withheld in each Partner's sole and absolute discretion, (ii) such transfer is consummated within one hundred eighty (180) days following the expiration of the Option Period on the terms set forth in the Transfer Notice and (iii) the Transferring Partner repays at the time of consummation of the transfer the outstanding principal balance of, and all accrued but unpaid interest on, any obligation of the Transferring Partner to the Partnership or any Non-Transferring Partner.

          (c)   The closing of the purchase by any Non-Transferring Partner of the Transferred Interest pursuant to this Section 12.3 shall take place on or before the expiration of a thirty (30) day period immediately following the expiration of the Option Period (or such earlier date as the Partners party to such transaction may elect), at which closing the Transferring Partner shall convey, transfer and assign to the Non-Transferring Partners exercising the Option or to their designated nominees (by assignment and such instruments of transfer as shall reasonably be requested) the Transferring Partner's entire right, title and interest in and to the Transferred Interest, free and clear of any liens, encumbrances or claims of any nature whatsoever other than those set forth in this Agreement, and shall, to the extent requested by the Non-Transferring Partners cooperate to effect a smooth continuation of the affairs of the Partnership. At the closing, the Non-Transferring Partners electing to exercise the Option shall pay to the Transferring Partner, in immediately available funds, an amount equal to the total purchase price for the Transferred Interest that such Non-Transferring Partner is purchasing (net of any debts, loans or other obligations owing by the Transferring Partner to the Partnership or any Non-Transferring Partner).

          (d)   This Section 12.3 shall not limit the right of a Partner to solicit the consent of the other Partners to the Transfer of all or part of its Partnership Interests pursuant to Section 12.1, without any obligation to offer such Partnership Interest to the other Partners pursuant to this Section 12.3.

        12.4    Absolute Restriction on Transfers.    Notwithstanding any other provision of this Agreement, no Transfer may be made of a Partnership Interest or any portion thereof to the extent that any such Transfer: (a) would violate any federal or state securities laws, (b) is made to a Person who does not agree to be subject to the terms of this Agreement, (c) is made to a Person who does not agree to execute such documents as the Managing Partner may reasonably require to reflect the Person agreeing to be subject to the terms of this Agreement, or (d) would cause a default under the terms of any indebtedness of the Partnership or the Subsidiaries or would otherwise violate the terms of any agreement between the Partnership or the Subsidiaries and another party; and any attempted assignment in violation hereof shall be ineffective to transfer any such Interest. Any Transfer of a Partnership Interest in the Partnership in contravention of this Agreement (a "Prohibited Transfer") shall be null and void and if a Partner attempts to make a Prohibited Transfer, then the Managing Partner shall be entitled to take any and all action which may be necessary or appropriate to defeat or prevent the Prohibited Transfer.

        12.5    Rights of Assignees and Substitute Partners.    An Assignee of a Partnership Interest shall be entitled to receive the share of the Partnership capital and distributions to which such Assignee's immediate predecessor would have been entitled. Except as otherwise provided in Section 12.2, the Assignee may become a Substitute Partner owning the interest so transferred only if: (i) the Partner making such disposition grants the transferee the right to be so admitted, and (ii) such admission as a Substitute Partner is consented to by all Partners, who may grant or withhold such consent in their sole and absolute discretion. Upon becoming a Substitute Partner, such Assignee shall have all of the rights and powers of, shall be subject to all of the restrictions applicable to, shall assume all of the obligations of, and shall attain the status of, such Assignee's predecessor, and shall in all respects be a Partner under and pursuant to this Agreement.

        12.6    Partner Default Loans and Partnership Default Loans.    In the event of any Transfer of a Partnership Interest, if the transferor shall have made any Partner Default Loan or Partnership Default Loan, the transferor shall transfer to the transferee of such Partnership Interest a proportionate share of its interest in such Partner Default Loan or Partnership Default Loan.

        12.7    Transfer of Interests in Partners.    DDR will not permit any direct or indirect equity interest in DDR to be Transferred without the prior written consent of all other Partners (which may be granted or withheld in each member's sole and absolute discretion), unless after giving effect to such Transfer DDR will continue to be a Related Party of DDR Parent or its Successor Entity. TRT will not permit any direct or indirect equity interest in TRT to be Transferred without the prior written consent of all other Partners (which may be granted or withheld in each member's sole and absolute discretion), unless after giving effect to such Transfer TRT will continue to be a Related Party of Dividend Capital Total Realty Trust Inc. and/or Dividend Capital Total Realty Operating Partnership LP or their respective Successor Entities.

        12.8    Withdrawal or Insolvency of a Partner.

          (a)   Subject to Article XIV, no Partner shall have the right to withdraw from the Partnership and all Partners hereby agree not to withdraw from the Partnership.

          (b)   If a Partner (herein referred to as the "Bankrupt Partner") becomes a Bankrupt Partner, the remaining Partner or Partners (the "Remaining Partner(s)") shall have the exclusive right and option, to be exercised in writing to the Bankrupt Partner (with written notice provided to all other Partners), for a period of thirty (30) days after the occurrence of any such event, to elect to purchase the entire interest of the Bankrupt Partner at a purchase price determined under Section 12.7(d). If more than one Remaining Partner desires to purchase the Partnership Interest of the Bankrupt Partner, such Remaining Partners will purchase the interest in proportion to such Remaining Partners' Partnership Interests in the Partnership or as they may otherwise agree among themselves.

          (c)   The Partner(s) (or such Partners' legal representative) whose entire right, title and interest are to be purchased and succeeded to (for purposes of this Section 12.7, the "Selling Partners") by one or more Remaining Partner(s) (the "Purchasing Partners") pursuant to this Section 12.7 shall, within ten (10) days after receipt of notice from the Purchasing Partner(s) of its or their intent to purchase the entire interest of the Selling Partners, execute and deliver such assignments, deeds, bills of sale and other instruments as shall reasonably be requested by such

  Purchasing Partner(s) to effect the conveyance and transfer of the entire right, title and interest of such Selling Partners in the Partnership, and shall, to the extent requested by the Purchasing Partner(s), cooperate to effect a smooth and efficient continuation of the Partnership affairs. If the Selling Partners dispute the right of the Purchasing Partner(s) to purchase and succeed to the Selling Partners' entire right, title and interest in and to the Partnership, such Selling Partners shall nevertheless execute instruments and cooperate with the Purchasing Partner(s) pursuant to the immediately preceding sentence, without, however, being deemed to have waived their rights to damages if the Purchasing Partner(s) shall have purchased and succeeded to the interest of the Selling Partners under this Section 12.7 without having the right to do so. The Selling Partners shall indemnify and hold the Purchasing Partner(s) harmless from and against all loss, liability, cost or expense (including reasonable attorneys' fees) suffered or incurred by the Purchasing Partner(s) if the Selling Partners shall fail to properly execute instruments and cooperate with the Purchasing Partner(s) pursuant to, or shall otherwise fail to perform, the provisions of this Section 12.7.

          (d)   Upon compliance by the Selling Partners with the provisions of Section 12.7(c), the Purchasing Partner(s) succeeding to the entire right, title and interest of the Selling Partners in and to the Partnership shall pay to such Selling Partners one hundred percent (100%) of the Partnership Interest Value of the Selling Partners (such value to be determined as of the date the Purchasing Partner(s) serve notice on the Bankrupt Partner of its or their intent to purchase the Bankrupt Partner's interest). For purposes of determining the Partnership Interest Value of the Selling Partners, the value of the Properties shall be determined by Appraisal of the Properties. The sale shall be consummated ("Closing") no later than ten (10) days after Partnership Interest Value is determined. The purchase price as determined above shall be paid at Closing.

        12.9    Survival of Restrictions on Transfer.    In the event of a Transfer pursuant to this Article XII, the interest so Transferred shall remain subject to all restrictions contained in this Article XII, and the transferee shall execute and deliver written instrument(s) in form and substance satisfactory to the non-transferring Partner agreeing to be bound by all provisions of this Agreement. The restrictions on Transfer contained in this Article XII shall survive the termination of this Agreement and shall continue to be binding on the parties hereto and their respective successors and assigns.

        12.10    Indemnification.    The Partners recognize that Transfers of Partnership Interests or Transfers of direct or indirect equity interests in the Partners pursuant to this Article XII may, in some events, constitute events of default under certain present or future agreements between the Partnership and/or the Subsidiaries and the Lender or other third parties. Notwithstanding anything to the contrary contained in this Article XII, each Partner hereby (i) agrees that it will not make or permit any Transfer in violation of any such present or future agreement of which it has knowledge and (ii) indemnifies the other Partner(s) from any and all loss, cost, or expense incurred as a consequence of such a default by reason of the Transfer of a Partnership Interest by such indemnifying Partner.

ARTICLE 13

DISSOLUTION; TERMINATION OF THE VENTURE

        13.1    Dissolution.    The Partnership shall be dissolved, terminated, and liquidated, and its affairs wound-up, upon the first to occur of the following events:

          (a)   The sale of all of the assets of the Partnership; or

          (b)   The decision of the Executive Committee to dissolve, terminate, and liquidate the Partnership.

        13.2    Absence of Managing Partner.    If for any reason there is no Managing Partner, and a replacement Managing Partner is not then serving or thereafter appointed, the members of the Executive Committee shall appoint as a Major Decision a "Trustee-in-Liquidation" who shall serve to wind up the affairs of and liquidate the Partnership.

        13.3    Liquidation of Assets; Payment of Debts.    Upon the termination of the Partnership, the Partnership's assets shall be liquidated insofar as it is determined practicable by the Managing Partner or the Trustee in Liquidation, and the net proceeds shall first be applied to the payment of the debts and liabilities of the Partnership and the expenses of liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partners to minimize the normal losses attendant upon such liquidation.

        13.4    Debts to Partners.    Subject to Section 13.3, the remaining proceeds and assets shall next be applied toward the repayment of any loans or advances made by any Partners to the Partnership, with the most recent loans being repaid first if there shall be insufficient funds to pay all such loans and loans of even date shall be paid proportionately to the amount of the loans if there shall be insufficient funds to pay all such loans of even date.

        13.5    Distributions to Partners.    Subject to Sections 13.3, 13.4 and 13.6, the remaining proceeds and assets of the Partnership shall then be applied and distributed among the Partners proportionally in accordance with the positive balances in their Capital Accounts, until all Partner Capital Accounts are reduced to zero. Unless otherwise agreed to by the Partners, any assets or properties distributed in kind to the Partners pursuant to this Section 13.5 shall be distributed on a pro-rata basis (based on each Partner's Percentage Interest). The value of any assets or properties distributed in kind to a Partner in liquidation shall be such value as is attributed to such asset in the final accounting prepared pursuant to Section 13.7 hereof.

        13.6    Reserves.    Any liquidating distribution pursuant to this Article XIII shall be made no later than one hundred eighty (180) days after the date of such liquidation. Notwithstanding the preceding sentence, at the discretion of the Managing Partner or Trustee in Liquidation, a pro rata portion of the distributions which would otherwise be made to the Partners pursuant to the first sentence of Section 13.5 hereof may be:

          (a)   distributed to a trust established for the benefit of the Partners for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any known or existing or contingent or unforeseen liabilities or obligations of the Partnership or the Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Managing Partner or the Trustee in Liquidation, as the case may be, or of all the Partners or of the trustees, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 13.5 hereof; or

          (b)   withheld to provide a reasonable reserve (taking into account the receivables of the Partnership, the unrealized portion of any installment obligations owed to the Partnership and the likelihood of collection of same) for Partnership liabilities (contingent or otherwise); provided, however, that such withheld amounts shall be distributed to the Partners as soon as practicable pursuant to Section 13.5 hereof.

        13.7    Final Accounting.    Each of the Partners (or its legal representative or successor in interest) shall be furnished with a statement prepared by the Managing Partner or the Trustee in Liquidation, as the case may be, and reviewed by an independent public accountant that shall set forth the assets and liabilities of the Partnership as at the date of termination. Upon compliance with the foregoing distribution plan, the Partnership shall cease to be such, and the Managing Partner or the Trustee in Liquidation, as the case may be, shall, if necessary, execute and cause to be filed, distributed or published any and all notices and documents as may be necessary or appropriate with respect to the termination of the Partnership.

ARTICLE 14

REIT STATUS

        14.1    REIT Compliance.    The Managing Partner acknowledges that it has been advised that Dividend Capital Total Realty Trust Inc., which is the parent of TRT ("TRT Parent"), is a REIT. TRT acknowledges that it has been advised that DDR Parent is a REIT. The Managing Partner acknowledges and agrees that TRT shall, solely to the extent necessary to preserve Dividend Capital Total Realty Trust Inc.'s status as a REIT, be entitled to exercise any vote, consent, election or other right under this Agreement consistent with this Article 14 and without regard to whether conducting the business of the Partnership in such manner will maximize either pre-tax or after-tax profit of the Partnership and that it is the intent of TRT to exercise its approval rights pursuant to this Agreement consistent with this Article 14. TRT acknowledges and agrees that DDR shall, solely to the extent necessary to preserve DDR Parent's status as a REIT, be entitled to exercise any vote, consent, election or other right under this Agreement consistent with this Article 14 and without regard to whether conducting the business of the Partnership in such manner will maximize either pre-tax or after-tax profit of the Partnership and that it is the intent of DDR to exercise its approval rights pursuant to this Agreement consistent with this Article 14.

        14.2    REIT Limitations.    During the term of the Partnership, the following limitations shall apply and the Managing Partner shall use all commercially reasonable efforts to cause the Partnership to comply with such limitations, unless in any instance TRT agrees otherwise in writing:

          (a)   The assets of the Partnership and the Subsidiaries will consist only of direct ownership interests in (1) cash or cash items and government securities, both within the meaning of Code Section 856(c)(4)(A), (2) real estate assets within the meaning of Code Section 856(c)(5)(B); (3) interests in one or more of the Subsidiaries; and (4) the Properties. At least ninety-five percent (95%) of the fair market value of the Properties will at all times consist of real estate assets within the meaning of Code Section 856(c)(5)(B). Specifically, but without limitation, neither the Partnership nor any of the Subsidiaries will during its term:

            (i)    acquire, form, own or hold any stock of or other ownership interest in a corporation (or other entity treated for federal income tax purposes as an association taxable as a corporation) or any ownership interest in a partnership, limited liability company, trust or other entity other than an entity that is disregarded as an entity separate from its owner for federal income tax purposes through which the Partnership holds the Properties;

            (ii)   merge with or into (or otherwise transfer all or a portion of its interests to) a partnership, corporation, trust or other entity;

            (iii)  acquire, own or hold any convertible debt instrument;

            (iv)  acquire, own or hold any security, warrant, option, subscription agreement, or contract for the acquisition of a security within the meaning of the Investment Company Act of 1940, as amended, or Code Section 856(c)(4), including without limitation, any security described in Code Section 856(c)(4)(B)(iii)(II) or Code Section 856(c)(4)(B)(iii)(III);

            (v)   acquire, own, sell, hold or create any asset or other property that is stock in trade or other property of a kind which would properly be included in inventory of the Partnership if on hand at the close of the taxable year or property held by the Partnership primarily for sale to customers in the ordinary course of its trade or business, within the meaning of Code Section 1221(a)(1), including interests in residential development property;

            (vi)  acquire, own or operate a motel or hotel;

            (vii) conduct any business other than the business of owning and operating the Properties or as otherwise permitted under Section 2.2; or

            (viii) other than the Initial Capital Contributions, accept any capital contribution other than a cash contribution.

          (b)    Holding Requirement.    Except as expressly provided in this Agreement, the Partnership will not sell or otherwise dispose of the Properties or any real estate asset, as defined in Code Section 856(c)(5)(B).

          (c)    Foreclosure Property.    The Partnership will not acquire any real property by foreclosure, deed in lieu of foreclosure, or otherwise as a result of a default with respect to a lease of property or a default on indebtedness that such property secures.

          (d)    Income Requirements.    The Partnership's business shall be conducted in such a manner that at least ninety-five percent (95%) of the gross income of the Partnership for each taxable year during its term of existence will consist of the following items, in each case as determined for purposes of Code Section 856(c)(2): (a) rents that qualify as rents from real property under Code Section 856(d), (b) gain from the sale or other disposition of stock, securities, and real property (including interests in real property and interests in mortgages on real property) which is not property described in Code Section 1221(a)(1), (c) interest, other than interest the determination of which depends in whole or in part on the income or profits of any person, (d), (d) abatements and refunds of taxes on real property, (e) income and gain derived from foreclosure property as defined in Code Section 856(e) and (f) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Code Section 857(b)(6). In addition, at least seventy-five percent (75%) of the gross income of the Partnership for each taxable year during its term of existence will consist of the following items, in each case as determined for purposes of Code Section 856(c)(3): (i) the items described in clauses (a), (d), (e) and (f), (ii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Code Section 1221(a)(1), and (iii) interest on obligations secured by mortgages on real property or on interests in real property other than interest the determination of which depends in whole or in part on the income or profits of any person.

          (e)    Services.    The Partnership shall not receive or accrue any amount that constitutes "impermissible tenant services income" (as such term is defined in and for purposes of, Code Section 856(d)(7)(A)) in respect of any real or personal property of the Partnership that exceeds one percent (1%) of all amounts received or accrued during a taxable year with respect to any such property.

          (f)    Leases.

            (i)    At least annually and more frequently as TRT may request, the Managing Partner shall provide TRT with a list of the Partnership's and the Subsidiary's current and anticipated tenants and subtenants. The Managing Partner shall not approve, consent to or execute on behalf of the Partnership or the Subsidiary any lease, sublease or other arrangement if TRT notifies Managing Partner that such lease, sublease or other arrangement could cause TRT to receive or accrue amounts that do not qualify as "rents from real property" within the meaning of Code Section 856(d); provided, however, that the foregoing shall not prohibit the Managing Partner from approving, consenting to or executing any lease extension or sublease that is required by the terms of any lease to which the Partnership or any Subsidiary is a party. If such a lease, sublease or other arrangement is already in place at the time that written notice is provided by TRT, then the Managing Partner shall take all commercially reasonable steps to terminate such lease, sublease or other arrangement.

            (ii)   Neither the Partnership nor any Subsidiary shall enter into any lease with respect to personal property unless (A) such personal property is leased under, or in connection with, a lease of real property and (B) the rent attributable to the personal property for each taxable year does not exceed fourteen percent (14%) of the total rent for the taxable year attributable to both the real and personal property leased under or in connection with such lease, as determined under Code Section 856(d)(1) and the Regulations thereunder.

            (iii)  Neither the Partnership nor any Subsidiary shall not enter into any lease or consent to any sublease or assignment with respect to any real or personal property if the determination of any amount under the lease, sublease or assignment depends in whole or in part on the income or profits derived by any Person from such property; provided, however, that percentage rent based on gross income of the tenant is acceptable.

        14.3    Dispute Resolution Regarding REIT Compliance.    Any dispute over whether an activity of the Partnership or the Subsidiary is in violation of Section 14.2 shall be determined in the reasonable judgment of TRT after first having consulted with DDR Parent and its tax advisor. Prior to taking any action to remedy any action TRT believes to be in violation of Section 14.2, TRT shall at TRT's cost and expense first obtain a written opinion of counsel acceptable to the Executive Committee that such action is necessary in order to avoid an adverse effect upon the status of TRT Parent as a REIT by reason of its ownership interest in the Partnership or to avoid TRT Parent incurring any taxes under Section 857 or 4981 of the Code by reason of TRT Parent's ownership interest in the Partnership. In addition to the foregoing, any action that TRT proposes to take to remedy any violation of Section 14.2 shall be taken to the minimum extent necessary to prevent TRT Parent from failing to qualify as a REIT by reason of its ownership interest in the Partnership or to avoid TRT Parent incurring any taxes under Section 857 or 4981 of the Code by reason of TRT Parent's ownership interest in the Partnership.

        14.4    Remedies for Breach of Obligations.    In addition to any other rights and remedies available at law or in equity, in the event that the Managing Partner is in breach of its obligations under Section 14.2 (other than as a result of taking any action approved by the Executive Committee or by TRT or as a result of its failure to take any action because either TRT or the EC Members appointed by TRT have withheld their consent to the proposed action), TRT shall be entitled to reimbursement, payable on demand, from the Managing Partner for any and all resulting taxes, costs and expenses, including, without limitation, costs and expenses of attorneys and other consultants.

        14.5    Reliance on Information Provided by TRT.    In connection with discharging its duties under Section 14.2, the Managing Partner may from time to time reasonably request certain information from TRT regarding TRT Parent. TRT shall have no obligation to provide any such information, but if such information is provided the Managing Partner may rely on all such information in connection with discharging its duties and if such information is inaccurate or incomplete and as a result thereof the Partnership fails to comply with the limitations set forth in Section 14.2 or if TRT fails to deliver the requested information, the Managing Partner shall be deemed to have used commercially reasonable efforts and shall not be liable to TRT or any Affiliate of TRT pursuant to Section 14.4 or otherwise. If TRT does not notify the Managing Partner of a Person in which TRT Parent directly or indirectly owns 10 percent or more of the total combined voting power of all classes of its stock entitled to vote or 10 percent or more of the total number of shares of all classes of its outstanding stock (if such Person is a corporation), or directly or indirectly owns a 10 percent or more interest in its assets or net profits (if such Person is not a corporation), which TRT shall have no obligation to do, then the Managing Partner shall not have any responsibility or liability to TRT pursuant to Section 14.4 or otherwise for a failure by the Partnership to comply with the limitations set forth in Section 14.2(f) resulting directly or indirectly from TRT Parent's ownership of any such Person. The foregoing is intended to identify all Persons related to TRT Parent as described in Code Section 856(d)(2)(B). The Managing Member may rely on any such information regarding TRT's ownership in other Persons provided by TRT.

ARTICLE 15

INDEMNIFICATION

        15.1    Liabilities and Indemnification of Partners.

          (a)   Neither the Managing Partner, any other Partner nor the officers of the Partnership shall be liable to the Partnership or to any Partner for any actions taken or omitted to be taken in good faith, required or permitted under this Agreement, and reasonably believed to be in the interest of the Partnership, except that the foregoing exculpation shall not apply with respect to actions constituting fraud, gross negligence, willful misconduct or breach of this Agreement.

          (b)   The Partnership shall indemnify the officers of the Partnership, the Managing Partner, any Partner and/or any Affiliate or Related Party of any Partner performing management, accounting, tax matters, or other duties or obligations of the Partnership (whether pursuant to this Agreement, the Asset Management Agreement, the Management and Leasing Agreement, or otherwise) and save it and each of its officers, directors, shareholders and principals harmless from and against any and all loss, cost, liability or expense (including reasonable attorneys' fees) in performing any services for the Partnership or arising by reason of any actions or omissions in conformity with Section 15.1(a); provided, however, that the foregoing indemnity shall be limited to the assets of the Partnership and no Partner shall be required to contribute any additional capital to the Partnership in respect of such indemnity. Such indemnity shall not be available with respect to fraud, gross negligence, or willful misconduct or any breach of this Agreement by any officer of the Partnership, the Managing Partner, any Partner and/or any Affiliate or Related Party of any Partner.

          (c)   Each Partner shall indemnify the other Partner and its Affiliates and Related Parties and save it and each of its officers, directors, shareholders and principals harmless from and against any and all loss, cost, liability or expense (including reasonable attorneys' fees) arising out of or as a result of any inaccuracy in or breach of any of the representations or warranties relating to such Partner or its Affiliates or Related Parties in any Loan Documents.

ARTICLE 16

MISCELLANEOUS

        16.1    Governing Law; Jurisdiction; Service of Process; Attorneys' Fees.    This Agreement and the Partnership shall be governed by and construed in accordance with the law of the State of Delaware. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. No party shall be entitled to an award of attorneys' fees in any action brought under this Agreement unless it is found in any such action that the other party committed fraud or such party's conducted constituted willful misconduct.

        16.2    Counterparts.    This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

        16.3    Agreement for Further Execution.    As required from time to time in furtherance of the business of the Partnership, the Partners agree to (i) sign and acknowledge any certificate required by law, (ii) sign and acknowledge any amendment to or cancellation of such certificate whenever such amendment or cancellation is required by law; (iii) sign, acknowledge and swear to (if necessary) similar certificates, affidavits or certificates of fictitious firm name, trade name or the like (and any amendments or cancellations thereof) required by the laws of any jurisdiction in which the Partnership does, or proposes to do, business, and to cause the filing of any of the same for record wherever such filing shall be required by law, and (iv) execute and deliver such further instruments as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

        16.4    Broker's Indemnity.    Except for M3 Capital Partners LLC, each Partner represents that it has not dealt with any broker or agent in connection with this Agreement or any of the transactions contemplated hereby, and hereby agrees to indemnify the other Partner and the Partnership and hold them each harmless from and against all liability, loss, cost, damage and expense (including attorneys' fees and costs incurred in the investigation, defense and settlement of the matter) which the other Partner or the Partnership shall ever suffer or incur by reason of any claim by any broker or agent, whether or not meritorious, for any compensation with respect to such indemnifying Partner's dealings in connection with this Agreement or such indemnifying Partner's contribution or other transactions provided for or referred to herein. DDR shall be responsible for paying the fees of M3 Capital Partners LLC for arranging the transaction contemplated by this Agreement.

        16.5    Notices.    Any notice or consent required to be given by or on behalf of either party to the other shall be given in writing and mailed by certified mail, return receipt requested, or by overnight courier service which provides a receipt, as follows, or at such other address as may be specified from time to time, by notice in the manner herein set forth. Notices shall be deemed given upon actual receipt or first rejection. Said notice addresses are as follows:

To DDR:	Developers Diversified Realty Corporation 3300 Enterprise Parkway Beachwood, Ohio 44122 Attention: Joan U. Allgood Telephone No.: 216-755-5655 Facsimile No.: 216-755-1493
With copies to:	General Counsel Developers Diversified Realty Corporation 3300 Enterprise Parkway Beachwood, Ohio 44122 Telephone No.: 216-755-5500 Facsimile No.: 216-755-1507
Baker & Hostetler LLP 1900 E. Ninth Street, Suite 3200 Cleveland, Ohio 44114 Attention: Ronald A. Stepanovic Telephone No.: 216-861-7397 Facsimile No.: 216-696-0740
To TRT:	TRT-DDR Joint Venture I Owner LLC In Care of Dividend Capital Group 518 17th Street, 17th Floor Denver, CO 80202 Attention: John A. Blumberg Telephone No.: 303-869-4600 Facsimile No.: 303-869-4602

With copies to:	c/o Dividend Capital Group 518 17th Street, 17th Floor Denver, CO 80202 Attention: Gary M. Reiff Telephone No.: 303-597-0427 Facsimile No.: 303-869-4602
Jones Day 222 East 41st Street New York, NY 10017 Attention: Kent R. Richey Telephone No.: 212-326-3481 Facsimile No.: 212-755-7306

        16.6    Partition.    No Partner will, either directly or indirectly, make any application for dissolution, take any action to require partition or appraisement of the Partnership or of any of its assets or properties or, subject to Section 3.10, cause the sale of any Property and, notwithstanding any provisions of applicable law to the contrary, each Partner (and its legal representative, successors and assigns) hereby irrevocably waives any and all right to maintain any action for partition or, subject to Section 3.10, with respect to any of the properties and assets of the Partnership.

        16.7    Interpretation.    The titles, captions, and section headings are inserted for convenience only and are in no way intended to interpret, define, limit, or expand the scope or content of this Agreement or any provision hereof. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next business day. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or Schedules of or to this Agreement, (b) each accounting term has the meaning assigned to it in accordance with GAAP, (c) all dollar amounts specified herein, all calculations and computations (including all interest, preferred returns and Internal Rate of Returns) and all distributions will be based on United States dollars, (d) all Exhibits, Schedules, Appendices and other attachments to this Agreement are specifically incorporated into and made a part by any reference thereto in this Agreement, as fully as if the terms and provisions thereof had been included in this Agreement in their entirety, (e) the terms "include" and "including" are to be construed as if followed by the phrase "without limitation", regardless whether such phrase actually appears, (f) the terms "herein", "hereinafter", "hereto", "hereby" and "hereunder", when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires, (g) the term "third party" means a Person that is not a party to this Agreement or an Affiliate of such a party, (h) any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and (i) the singular form of nouns, pronouns and verbs shall include the plural and vice versa. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

        16.8    Entire Agreement.    This Agreement and all the exhibits referenced herein and annexed hereto contain the entire agreement of the parties hereto with respect to the subject matter hereof, and no prior agreement or understanding pertaining to any of the matters connected with this Transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto

        16.9    Successors and Assigns.    Except as provided in Article 12, no Partner shall have the right to assign or delegate any of its rights, duties, or obligations under this Agreement to any other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto.

        16.10    Exclusive Application.    Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm, or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Agreement.

        16.11    Amendment, Waiver or Termination.    Except as otherwise expressly provided in this Agreement, no amendment, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the party or parties sought to be bound thereby, and no failure to pursue or elect any remedies shall constitute a waiver of any default under or breach of any provisions of this Agreement, nor shall any waiver of any default under or breach of any provision of this Agreement be deemed to be a waiver of any other subsequent similar or different default under or breach of such or any other provision or of any election of remedies available in connection therewith.

        16.12    Exhibits.    All exhibits referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.

        16.13    Partial Invalidity.    If all or any portion of any of the provisions of this Agreement shall be declared invalid by laws applicable hereto, then the performance of said offending provision shall be excused by the parties hereto.

        16.14    Investment Intent; Accredited Investor.

          (a)   Each Partner hereby represents and warrants that it is acquiring its Partnership Interest under this Agreement for such Partner's own account and not directly with a view to, or for sale in connection with, any "distribution," as defined in the Securities Act of 1933, as amended (the "Securities Act"), thereof. Each Partner hereby acknowledges that its Partnership Interest has not been registered under the Securities Act, and that its Partnership Interest may not be resold (i) unless such Partnership Interest is subsequently registered under the Securities Act (which registration statement the Partnership and the Managing Partner are under no obligation to file) or until the Managing Partner has been provided with, at such Partner's expense, evidence satisfactory to the Managing Partner (which may include, among other things, a written opinion of legal counsel acceptable to the Managing Partner, in form and substance satisfactory to the Managing Partner) that such transfer is exempt from registration under the Securities Act and under applicable state securities laws; (ii) until the Managing Partner has been provided with, for the express benefit of the Partnership and the Partners, similar representations and warranties as are set forth in this Section, in writing from any such transferee; and (iii) until the Partner has furnished the Managing Partner with an undertaking, in form and substance satisfactory to the Managing Partner, indemnifying the Partners, the Partnership and each of their Affiliates (as defined in Rule 501(b) of Regulation D of the General Rules and Regulations under the Securities Act or any successor rule thereto) against any costs, losses, claims, liabilities or expenses incurred by any of the Partners or the Partnership in connection with the proposed offer, sale, transfer or other disposition of the Partnership Interests.

          (b)   Each Partner hereby represents and warrants that such Partner is a sophisticated investor and that such Partner's address is as set forth in Section 16.5. In addition each Partner acknowledges that, (i) such Partner has been granted the opportunity to ask questions of, and receive answers from, representatives of the Managing Partner and the Partnership concerning the Partnership, the acquisition of the Partnership Interest, and the transactions contemplated by this Agreement; (ii) such Partner's knowledge and experience in financial and business matters is such that such Partner is capable of evaluating the merits and risks of the investment in the Partnership;

  and (iii) such Partner has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained herein.

        16.15    WAIVER OF JURY TRIAL.    TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        16.16    Confidentiality.    Each Partner agrees not to disclose or permit the disclosure of any of the terms hereof or of any other confidential, non-public or proprietary information relating to the Property or Business of the Partnership (collectively, "Confidential Information"), provided that such disclosure may be made (a) to any Person who is a partner, officer, director or employee of such Partner or an Affiliate thereof or counsel to or accountants of such Partner solely for their use and on a need-to-know basis, provided that such Persons are notified of such Partner's confidentiality obligations hereunder, (b) with the prior consent of the other Partner(s), (c) subject to the following sentence, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (d) to any lender or its agent or counsel in connection with the Loan Documents, (e) to credit agencies and analysts for the purpose of their ongoing evaluation of the Partnership's activities; (f) to any potential or prospective investor, lender or transferee of such Partner, provided such investment or transfer is permitted under ýArticle 12 or (g) if required under applicable law or the rules of any securities exchange on which securities of a Partner or its Related Party are listed or in order to comply with public reporting requirements of any of them. In the event that a Partner shall receive a request to disclose any Confidential Information under a subpoena or order, such Partner shall (i) promptly notify the other Partner thereof, (ii) consult with the other Partner on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable, cooperate with the other Partner in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed.

        16.17    Governing Documents of Subsidiaries.    The certificates of formation, limited liability company agreements or similar governing documents of the Subsidiaries shall conform to the provisions of this Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

DDR TRT GP LLC
By:	/s/ David E. Weiss David E. Weiss, Senior Vice President
DEVELOPERS DIVERSIFIED REALTY CORPORATION (solely with respect to Section 11.2)
By:	/s/ David E. Weiss David E. Weiss, Senior Vice President
TRT-DDR JOINT VENTURE I OWNER LLC
By:	DCTRT Real Estate Holdco LLC, its sole member
By:	Dividend Capital Total Realty Operating Partnership LP, its sole member
By:	Dividend Capital Total Realty Trust Inc., its general partners
By:	Michael J. Kelly
Its:	Chief Acquisitions Officer

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  Exhibit 10.63